Exhibit 99.2

CLARCOR CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of CLARCOR Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, comprehensive earnings, shareholders' equity and cash flows present fairly, in all material respects, the financial position of CLARCOR Inc. and its subsidiaries at December 3, 2016 and November 28, 2015 and the results of their operations and their cash flows for each of the three years in the period ended December 3, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Nashville, Tennessee
January 27, 2017

CLARCOR Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
For the years ended November 30, 2016, 2015 and 2014
(Dollars in thousands except share data)

	2016	2015	2014
Net sales	$1,389,573	$1,481,026	$1,512,854
Cost of sales	927,674	992,397	1,015,819
Gross profit	461,899	488,629	497,035
Selling and administrative expenses	281,011	290,682	286,607
Operating profit	180,888	197,947	210,428
Other income (expense):
Interest expense	(7,538)	(5,629)	(3,700)
Interest income	551	443	420
Other, net	27,705	5,204	4,415
	20,718	18	1,135
Earnings before income taxes	201,606	197,965	211,563
Provision for income taxes	62,216	63,052	67,380
Net earnings	139,390	134,913	144,183
Net earnings attributable to noncontrolling interests, net of tax	(124)	(209)	(99)
Net earnings attributable to CLARCOR Inc.	$139,266	$134,704	$144,084
Net earnings per common share attributable to CLARCOR Inc. - Basic	$2.86	$2.70	$2.86
Net earnings per common share attributable to CLARCOR Inc. - Diluted	$2.84	$2.67	$2.83
Weighted average number of shares outstanding - Basic	48,690,560	49,981,118	50,405,549
Weighted average number of shares outstanding - Diluted	49,059,758	50,429,454	50,871,249

The accompanying notes are an integral part of the consolidated financial statements.

CLARCOR Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS
For the years ended November 30, 2016, 2015 and 2014
(Dollars in thousands)

	2016	2015	2014
Net earnings	$139,390	$134,913	$144,183
Other comprehensive income:
Pension and other postretirement benefits liability adjustments, net of deferred taxes of $1,779, $(1,163) and $4,645, respectively	(3,148)	1,664	(7,789)
Foreign currency translation loss	(31,639)	(35,636)	(16,477)
Net gain on hedging derivatives	177	—	—
Comprehensive earnings	104,780	100,941	119,917
Comprehensive loss (earnings) attributable to non-redeemable noncontrolling interests	38	(59)	(184)
Comprehensive loss attributable to redeemable noncontrolling interests	—	155	249
Comprehensive earnings attributable to CLARCOR Inc.	$104,818	$101,037	$119,982

The accompanying notes are an integral part of the consolidated financial statements.

CLARCOR Inc.
CONSOLIDATED BALANCE SHEETS
November 30, 2016 and 2015
(Dollars in thousands except share data)

	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$134,878	$101,529
Accounts receivable, less allowance for losses of $10,593 for 2016 and $14,765 for 2015	229,762	258,280
Inventories	237,627	274,825
Income taxes receivable	1,237	3,781
Prepaid expenses and other current assets	21,842	26,380
Total current assets	625,346	664,795
Property, plant and equipment, at cost, less accumulated depreciation	294,602	301,019
Asset held for sale	533	533
Goodwill	502,908	506,265
Acquired intangibles, less accumulated amortization	302,901	329,155
Deferred income taxes	3,157	3,651
Other noncurrent assets	9,645	13,038
Total assets	$1,739,092	$1,818,456
LIABILITIES
Current liabilities:
Current portion of long-term debt	$17,700	$7,788
Accounts payable	89,303	87,546
Accrued liabilities	94,894	106,410
Income taxes payable	1,913	1,956
Total current liabilities	203,810	203,700
Long-term debt, less current portion	267,753	397,368
Long-term pension and postretirement healthcare benefits liabilities	37,175	31,577
Deferred income taxes	75,147	64,908
Other long-term liabilities	13,694	10,438
Total liabilities	597,579	707,991
Contingencies (Note N)
SHAREHOLDERS' EQUITY
Capital stock:
Preferred, par value $1, authorized 5,000,000 shares, none issued	—	—
Common, par value $1, authorized 120,000,000 shares, issued 48,567,471 for 2016 and 49,110,898 for 2015	48,567	49,111
Capital in excess of par value	—	—
Accumulated other comprehensive loss	(122,662)	(88,052)
Retained earnings	1,214,922	1,148,510
Total CLARCOR Inc. equity	1,140,827	1,109,569
Noncontrolling interests	686	896
Total shareholders' equity	1,141,513	1,110,465
Total liabilities and shareholders' equity	$1,739,092	$1,818,456

The accompanying notes are an integral part of the consolidated financial statements.

CLARCOR Inc. CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY For the years ended November 30, 2016, 2015 and 2014 (Dollars in thousands except share data)

	CLARCOR Inc. Shareholders
	Common Stock			Accumulated Other Comprehensive Loss
	Issued		Capital in Excess of Par Value			Total CLARCOR Inc. Equity	Non- controlling Interests
	Number of Shares	Amount			Retained Earnings			Total
Balance, November 30, 2013	50,370,541	$50,371	$22,278	$(29,814)	$989,013	$1,031,848	$1,025	$1,032,873
Net earnings (excludes redeemable noncontrolling interests)	—	—	—	—	144,084	144,084	233	144,317
Other comprehensive loss (excludes redeemable noncontrolling interests)	—	—	—	(24,266)	—	(24,266)	(49)	(24,315)
Stock options exercised	322,473	322	10,416	—	—	10,738	—	10,738
Tax benefit applicable to stock options	—	—	2,668	—	—	2,668	—	2,668
Tax benefit applicable to restricted stock	—	—	101	—	—	101	—	101
Issuance and expense of stock under award plans	47,186	47	2,441	—	—	2,488	—	2,488
Purchase and retire stock	(535,703)	(536)	(32,286)	—	—	(32,822)	—	(32,822)
Stock option expense	—	—	5,026	—	—	5,026	—	5,026
Cash dividends - $0.7100 per common share	—	—	—	—	(35,805)	(35,805)	(166)	(35,971)
Balance, November 30, 2014	50,204,497	$50,204	$10,644	$(54,080)	$1,097,292	$1,104,060	$1,043	$1,105,103
Net earnings (excludes redeemable noncontrolling interests)	—	—	—	—	134,704	134,704	228	134,932
Other comprehensive loss (excludes redeemable noncontrolling interests)	—	—	—	(33,972)	—	(33,972)	(169)	(34,141)
Stock options exercised	176,103	176	6,432	—	—	6,608	—	6,608
Tax benefit applicable to stock options	—	—	1,032	—	—	1,032	—	1,032
Tax benefit applicable to restricted stock	—	—	215	—	—	215	—	215
Issuance and expense of stock under award plans	62,239	62	3,147	—	—	3,209	—	3,209
Purchase and retire stock	(1,331,941)	(1,331)	(26,845)	—	(42,601)	(70,777)	—	(70,777)
Stock option expense	—	—	5,375	—	—	5,375	—	5,375
Other	—	—	—	—	87	87	—	87
Cash dividends - $0.8200 per common share	—	—	—	—	(40,972)	(40,972)	(206)	(41,178)
Balance, November 30, 2015	49,110,898	$49,111	$—	$(88,052)	$1,148,510	$1,109,569	$896	$1,110,465
			(Continued)

CLARCOR Inc. CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY For the years ended November 30, 2016, 2015 and 2014 (Dollars in thousands except share data)

	CLARCOR Inc. Shareholders
	Common Stock			Accumulated Other Comprehensive Loss
	Issued		Capital in Excess of Par Value			Total CLARCOR Inc. Equity	Non- controlling Interests
	Number of Shares	Amount			Retained Earnings			Total
Balance, November 30, 2015	49,110,898	$49,111	$—	$(88,052)	$1,148,510	$1,109,569	$896	$1,110,465
Net earnings (excludes redeemable noncontrolling interests)			—	—	139,266	139,266	124	139,390
Other comprehensive loss (excludes redeemable noncontrolling interests)			—	(34,610)	—	(34,610)	(162)	(34,772)
Stock options exercised	782,237	782	32,073	—	—	32,855	—	32,855
Tax benefit applicable to stock options	—	—	2,006	—	—	2,006	—	2,006
Tax provision applicable to restricted stock	—	—	(109)	—	—	(109)	—	(109)
Issuance and expense of stock under award plans	65,040	65	6,743	—	—	6,808	—	6,808
Purchase and retire stock	(1,385,401)	(1,386)	(44,030)	—	(28,485)	(73,901)	—	(73,901)
Stock option expense	—	—	3,317	—	—	3,317	—	3,317
Other	(5,303)	(5)	—	—	6	1	—	1
Cash dividends - $0.9100 per common share	—	—	—	—	(44,375)	(44,375)	(172)	(44,547)
Balance, November 30, 2016	48,567,471	$48,567	$—	$(122,662)	$1,214,922	$1,140,827	$686	$1,141,513

The accompanying notes are an integral part of the consolidated financial statements.

CLARCOR Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended November 30, 2016, 2015 and 2014
(Dollars in thousands)

	2016	2015	2014
Cash flows from operating activities:
Net earnings	$139,390	$134,913	$144,183
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	34,022	31,075	30,065
Amortization	24,580	25,528	20,362
Other noncash items	(4,337)	(268)	995
Net loss (gain) on disposition of assets	927	(2,144)	67
Net gain on disposition of J.L. Clark	—	(12,132)	—
Impairment of investments	—	6,729	—
Bargain purchase gain	—	—	(2,815)
Stock-based compensation expense	6,507	9,093	7,278
Excess tax benefit from stock-based compensation	(2,194)	(1,246)	(2,769)
Deferred income taxes	6,126	3,452	911
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	27,679	31,782	(28,748)
Inventories	36,416	(22,058)	(7,846)
Prepaid expenses and other current assets	3,151	(13,490)	(7,004)
Other noncurrent assets	1,903	(10,809)	(2,384)
Accounts payable, accrued liabilities and other liabilities	(2,188)	(18,221)	2,591
Pension and postretirement healthcare liabilities, net	941	1,207	915
Income taxes	12,475	(9,666)	545
Net cash provided by operating activities	285,398	153,745	156,346
Cash flows from investing activities:
Restricted cash	(143)	—	1,339
Business acquisitions, net of cash acquired	(19,299)	(20,882)	(595,328)
Business dispositions, net of cash paid	—	45,232	—
Payments for purchase of property, plant and equipment	(30,924)	(64,535)	(69,681)
Proceeds from disposition of plant assets	1,323	7,469	491
Investment in affiliates	—	(525)	(1,073)
Net cash used in investing activities	(49,043)	(33,241)	(664,252)
Cash flows from financing activities:
Net borrowings (payments) under revolving credit agreement	(112,000)	197,000	(50,000)
Borrowings under term loan facility	—	—	315,000
Payments on term loan facility	(7,500)	(195,000)	(20,000)
Payments on long-term debt, including business acquisition-related seller financing	(305)	(8,665)	(1,620)
Payments of financing costs	—	(50)	(752)
Sale of capital stock under stock option and employee purchase plans	34,075	8,106	12,076
Acquisition of noncontrolling interest	—	(1,239)	—
Payments for repurchase of common stock	(73,901)	(70,777)	(32,822)
Excess tax benefit from stock-based compensation	2,194	1,246	2,769
Dividend paid to noncontrolling interests	(172)	(206)	(166)
Cash dividends paid	(44,375)	(40,972)	(35,805)
Net cash (used in) provided by financing activities	(201,984)	(110,557)	188,680
Net effect of exchange rate changes on cash	(1,022)	(2,482)	1,728
Net change in cash and cash equivalents	33,349	7,465	(317,498)
Cash and cash equivalents, beginning of period	101,529	94,064	411,562
Cash and cash equivalents, end of period	$134,878	$101,529	$94,064
Cash paid during the period for interest	$6,762	$4,874	$3,028
Cash paid during the period for income taxes, net of refunds	$44,151	$70,146	$67,534

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except share data)

A.    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

CLARCOR Inc. and its subsidiaries (collectively, the “Company” or “CLARCOR”) is a global provider of filtration products, filtration systems and services, and consumer and industrial packaging products.  As discussed further in Note Q, the Company has three reportable segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and, formerly, Packaging. On June 27, 2015, the Company completed the disposition of J.L. Clark, Inc., which was the sole operating company within the Company's Packaging segment. The Consolidated Financial Statements include all domestic and foreign subsidiaries that were more than 50% owned and controlled as of each respective reporting period presented.  All intercompany accounts and transactions have been eliminated.

Pending Acquisition by Parker-Hannifin Corporation

On December 1, 2016, the Company entered into an Agreement and Plan of Merger (the “Parker-Hannifin merger agreement”) with Parker-Hannifin Corporation (“Parker-Hannifin”) and Parker Eagle Corporation, a wholly owned subsidiary of Parker-Hannifin (“Merger Sub”), pursuant to which, upon the closing of the merger, Merger Sub will cease to exist, and the Company will survive as a wholly owned subsidiary of Parker-Hannifin (the “pending Parker-Hannifin transaction”). Upon the closing of this merger, each share of the Company’s common stock, par value $1.00 per share (other than treasury stock and any shares of the Company’s common stock owned by the Company, Parker-Hannifin, Merger Sub, any of their wholly owned subsidiaries, or any person who properly demands statutory appraisal of their shares) will be converted into the right to receive an amount in cash equal to $83.00 without interest. Upon completion of the Merger, the Company's common stock will no longer be publicly traded and will be delisted from the New York Stock Exchange.

The pending Parker-Hannifin transaction is expected to be completed by the end of the first quarter of calendar year 2017, and is subject to customary closing conditions, including approval of the merger by the Company’s stockholders and receipt of applicable foreign regulatory approvals.

Accounting Period

The Company's fiscal year-end is the Saturday closest to November 30, typically resulting in a fifty-two week year, but occasionally giving rise to an additional week, resulting in a fifty-three week year.  The fiscal year ended December 3, 2016 was comprised of fifty-three weeks while the fiscal years ended November 28, 2015 and November 29, 2014 were both comprised of fifty-two weeks.  For clarity of presentation in the Consolidated Financial Statements, all fiscal years are shown to begin as of December 1 and end as of November 30.

Use of Management's Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates.

Foreign Currency Translation and Transactions

Financial statements of foreign subsidiaries are translated into U.S. Dollars at current rates, except that revenues, costs, expenses and cash flows are translated at average rates during each reporting period and equity accounts are translated at historical rates.  Net exchange gains or losses resulting from the translation of foreign financial statements are presented in the Consolidated Statements of Comprehensive Earnings. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Other, net, included in Other income (expense), included net foreign currency transaction gains (losses) of $672, $(215), and $1,251 in fiscal years 2016, 2015 and 2014, respectively.

Cash and Cash Equivalents and Restricted Cash

Highly liquid investments with an original maturity of three months or less when purchased and that are readily saleable are considered to be cash and cash equivalents.  Restricted cash represents funds held in escrow and cash balances held by banks as collateral for certain guarantees of overseas subsidiaries.  Restricted cash classified as current corresponds to funds held in escrow that will be used within one year or guarantees that expire within one year.  The Company had $143 of current restricted cash recorded in prepaid expenses and other current assets as of November 30, 2016. The Company had no current restricted cash as of November 30, 2015. The Company had $1,294 of noncurrent restricted cash recorded in Other noncurrent assets as of November 30, 2016 and 2015, corresponding to guarantees and escrow agreements that expire longer than one year from the dates of the Consolidated Balance Sheets.

Cash and cash equivalents and restricted cash represent financial instruments with potential credit risk.  The Company mitigates the risk by investing the assets with institutions it believes to be financially sound.

Derivative Instruments and Hedging Activities

The Company is exposed to various market risks that arise from transactions entered into in the normal course of business, including market risks associated with changes in foreign currency exchange rates and changes in interest rates. The Company may make use of derivative instruments to manage certain such risks, including derivatives designated as accounting hedges and / or those utilized as economic hedges which are not designated as accounting hedges. The Company does not hold or issue derivatives for trading or speculative purposes.

All derivatives are recorded at fair value in the Consolidated Balance Sheets. Each derivative is designated as either a fair value hedge, cash flow hedge or remains undesignated. Changes in the fair value of derivatives that are designated and effective as fair value hedges are recognized currently in net income. These changes are offset in net income to the extent the hedge was effective by fair value changes related to the risk being hedged on the hedged item. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. Changes in fair value of undesignated hedges are recognized currently in net income. All ineffective changes in derivative fair values are recognized currently in net income.

The Company formally documents all relationships between designated hedging instruments and hedged items as well as its risk management objective and strategy for undertaking hedge transactions. Both at inception and on an ongoing basis the hedging instrument is assessed as to its effectiveness. If and when a derivative is determined not to be highly effective as a hedge, or the underlying hedge transaction is no longer likely to occur, the hedge designation is removed, or the derivative is terminated, the hedge accounting discussed above is discontinued. Further information related to derivatives and hedging activities is included in Note G of the Notes to Consolidated Financial Statements.

Accounts Receivable and Allowance for Losses

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  Trade accounts receivable represent financial instruments with potential credit risk.  The allowance for losses is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company determines the allowance based on economic conditions in the industries to which the Company sells and on historical experience by evaluating specific customer accounts for risk of loss, fluctuations in amounts owed and current payment trends.  The allowances provided are estimates that may be impacted by economic and market conditions which could have an effect on future allowance requirements and results of operations.  The Company reviews its allowance for doubtful accounts monthly.  Past due balances over ninety days and over a specified amount are reviewed individually for collectability.  Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

Inventories

Inventories are valued at the lower of cost or market primarily determined on the first-in, first-out (“FIFO”) method of inventory costing, which approximates current cost.  The Company periodically assesses its inventories for potential excess, slow movement and obsolescence and adjusts inventory values accordingly.  Inventories are summarized as follows:

	2016	2015
Raw materials	$90,606	$99,129
Work in process	30,872	43,907
Finished products	116,149	131,789
	$237,627	$274,825

Property, Plant and Equipment

Depreciation is determined by the straight-line method for financial statement purposes and by the accelerated method for tax purposes.  The provision for depreciation is based on the estimated useful lives of the assets (15 to 40 years for buildings and improvements, the shorter of the asset life or the life of the lease for leasehold improvements and leased equipment and 3 to 15 years for machinery and equipment).  It is the Company’s policy to capitalize the cost of renewals and betterments and to charge to expense the cost of current maintenance and repairs.  When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company’s books and the resulting gain or loss is reflected in operating profit.

Plant assets classified as held for sale are initially measured at the lesser of the assets' carrying amount or the fair value less costs to sell. Gains or losses are recognized for any subsequent changes in the fair value less cost to sell; however, gains are only recognized to the extent of cumulative losses previously recognized. Plant assets classified as Assets held for sale are not depreciated. As of November 30, 2016 and 2015, property, plant and equipment of $533 related to property held in Rockford, Illinois was classified as an Asset held for sale.

Goodwill and Acquired Intangible Assets

The Company recognizes the excess of the cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed as goodwill.  Goodwill is tested for impairment at the reporting unit level on an annual basis during the fourth quarter and any time events or changes in circumstances indicate that the carrying amount of goodwill and acquired intangible assets might not be recoverable.  Impairment losses would be recognized whenever the implied fair value of goodwill is less than its carrying value.

The Company recognizes an acquired intangible asset apart from goodwill whenever the asset arises from contractual or other legal rights, or whenever it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability.  An intangible asset other than goodwill is amortized over its estimated useful life unless that life is determined to be indefinite.  Most of the Company’s trade names and trademarks have indefinite useful lives and are subject to impairment testing.  All other acquired intangible assets, including patents which have an average 14 year life, and other identifiable intangible assets with original lives ranging from 1 to 30 years, are being amortized using the straight-line method over the estimated periods to be benefited.  The Company reviews the lives of its definite-lived intangible assets at least annually during the fourth quarter, and if necessary, impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

Impairment of Long-Lived Assets

The Company determines any impairment losses based on underlying cash flows related to specific groups of acquired long-lived assets, including plant assets, associated identifiable intangible assets and goodwill, when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  For the years ended November 30, 2016, 2015 and 2014, the Company had no significant impairment losses related to plant assets, identifiable intangible assets and goodwill.

Income Taxes

The Company provides for income taxes and recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.   The Company does not provide deferred taxes on unremitted foreign earnings from certain foreign affiliates that are intended to be indefinitely reinvested to finance operations and expansion outside the United States.

The Company accounts for uncertain tax positions in accordance with guidance issued by the Financial Accounting Standards Board (“FASB”).  This guidance applies broadly to all tax positions taken by a company, including decisions to not report income in a tax return or to classify a transaction as tax exempt.  The approach is a two-step benefit recognition model.  The amount of benefit to recognize is measured as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement.  The tax position is derecognized when it is no longer more likely than not of being sustained.  The Company recognizes interest and penalties related to unrecognized benefits in income tax expense.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss, net of tax, consists of foreign currency translation adjustments, unrecognized gains and losses related to the effective portion of cash flow hedges and pension related gains and losses, prior service costs and credits and any remaining transition amounts that have not yet been recognized through net periodic benefit costs.  Changes in Accumulated other comprehensive loss by component are as follows:

	Pension Benefits		Foreign Currency Translation Adjustments	Derivative Financial Instruments	Total
Balance at November 30, 2014, net of tax	$(37,667)		$(16,413)	$—	$(54,080)
Other comprehensive loss before reclassifications and tax	(637)	(a)	(35,636)	—	(36,273)
Tax benefit	257		—	—	257
Other comprehensive loss before reclassifications, net of tax	(380)		(35,636)	—	(36,016)
Reclassifications, before tax	3,464	(b)	—	—	3,464
Tax expense	(1,420)		—	—	(1,420)
Reclassifications, net of tax	2,044		—	—	2,044
Other comprehensive gain (loss), net of tax	1,664		(35,636)	—	(33,972)
Balance at November 30, 2015, net of tax	$(36,003)		$(52,049)	$—	$(88,052)
Other comprehensive (loss) gain before reclassifications and tax	(8,597)		(31,660)	385	(39,872)
Tax benefit (expense)	3,106		21	(139)	2,988
Other comprehensive (loss) gain before reclassifications, net of tax	(5,491)		(31,639)	246	(36,884)
Reclassifications, before tax	3,670	(b)	—	(108)	3,562
Tax benefit (expense)	(1,327)		—	39	(1,288)
Reclassifications, net of tax	2,343		—	(69)	2,274
Other comprehensive gain (loss), net of tax	(3,148)		(31,639)	177	(34,610)
Balance at November 30, 2016, net of tax	$(39,151)		$(83,688)	$177	$(122,662)

(a) Includes gains of $3,988 related to a curtailment and re-measurement of the assets and liabilities of the Company's qualified U.S. pension plan resulting from the disposal of J.L. Clark. See Note L for related information.

(b) Includes amortization of prior service cost and net actuarial loss included in net periodic benefit cost that were reclassified from accumulated other comprehensive loss to selling and administrative expenses. See Note L for related information.

Stock-based Compensation

Stock-based employee compensation cost is recognized using the fair-value based method for all awards granted on or after the beginning of fiscal year 2006.  The Company issues stock option awards and restricted stock unit awards to employees and issues shares of common stock to non-employee directors under its stock-based incentive plans.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.  Compensation cost related to restricted stock units is recorded based on the market price of the Company’s common stock on the grant date.  The Company recognizes compensation expense from the date of grant on a straight-line basis over the vesting period of the award, which is typically a four year period, or to the date retirement eligibility is achieved, whichever is shorter.  For those who are already retirement eligible on the date of grant, compensation expense for the full award is recognized immediately.

The Company also issues performance-based restricted stock unit awards to employees. Fair value of performance-based restricted stock unit awards is determined based on the market price of the stock on the grant date. The Company recognizes compensation expense for performance-based restricted stock unit awards ratably over the period in which the stock units are earned, based on a periodic determination of the probable performance outcome.

Revenue Recognition

Revenue is recognized when product ownership and risk of loss have transferred to the customer or performance of services is complete and the Company has no remaining obligations regarding the transaction.  Estimated discounts, rebates and sales returns are recorded as a reduction of sales in the same period revenue is recognized.  Shipping and handling costs are recorded as revenue when billed to customers.  The related shipping and handling expenses are included in Cost of sales.

The Company uses the percentage of completion accounting revenue recognition method for qualifying contracts under which products are manufactured to customer specifications.  Approximately $37,075, $42,338 and $35,537 of the Company’s total revenue for fiscal years 2016, 2015 and 2014, respectively, was recognized under the percentage of completion accounting method. Project billings netted against inventory for projects in process were $2,167 as of November 30, 2016.  Revenue is recognized on contracts utilizing the percentage of completion method based on costs incurred as a percentage of estimated total costs.  Revenue recognized on uncompleted contracts in excess of amounts billed to customers is reflected as a current asset.  Amounts billed to customers in excess of revenue recognized on uncompleted contracts are reflected as a current liability. Unearned revenue and Unbilled accounts receivable are as follow:

	2016	2015
Unearned revenue	$7,790	$10,308
Unbilled accounts receivable	1,343	4,317

When it is estimated that a contract will result in a loss, the entire amount of the estimated loss is accrued. The effect of revisions in costs and profit estimated for contracts is reflected in the accounting period in which the facts requiring the revisions become known.

Product Warranties

The Company provides for estimated warranty costs when the related products are recorded as sales or for specific items at the time existence of the claims is known and the amounts are reasonably determinable.

Research and Development

The Company charges research and development costs, relating to the development of new products or the improvement or redesign of its existing products, to expense when incurred.  These costs were approximately $26,345 in 2016, $21,650 in 2015 and $18,102 in 2014.

Insurance

Insurance coverage is obtained for certain property and casualty exposures, workers’ compensation and general liability, as well as risks that require insurance by law or contract.  The Company self-insures for certain other insurable risks, primarily employee medical coverage, which the Company carries insurance for certain losses above specified amounts.  Liabilities are determined using estimates, including actuarial where applicable, of the aggregate liability for claims incurred and an estimate of incurred but not reported claims, on an undiscounted basis.

Guarantees

At November 30, 2016 and 2015, the Company had letters of credit totaling $18,191 and $24,581, respectively, issued to various government agencies, primarily related to industrial revenue bonds, and to insurance companies and other entities in support of its obligations.  The Company believes that no payments will be required resulting from these obligations.

In the ordinary course of business, the Company also provides routine indemnifications and other guarantees whose terms range in duration and often are not explicitly defined.  The Company does not believe these will have a material impact on the results of operations or financial condition of the Company.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") No. 2014-08, "Presentation of Financial Statements and Property, Plant and Equipment; Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." ASU 2014-08 modifies the requirements for reporting discontinued operations. Under ASU 2014-08, the definition of a discontinued operation has been modified to only include those disposals of an entity that represent a strategic shift that has (or will have) a major effect on an entity's operations and financial results. ASU 2014-08 also expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU 2014-08 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2014 (fiscal year 2016 for the Company). The Company has adopted ASU 2014-08 and has applied the guidance therein with respect to the disposal of the Company's J.L. Clark business, as discussed in Note C to the Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers." The purpose of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards. The amendments in ASU 2014-09 require a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2016 (fiscal year 2018 for the Company). Subsequently, in August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers (Topic 606) Deferral of the Effective Date," that moves the effective date out one year (fiscal 2019 for the Company). In March 2016, the FASB issued ASU 2016-08, "Principal versus Agent Considerations (Reporting Revenue Gross versus Net)," which clarifies the guidance in determining revenue recognition as principal versus agent. In April 2016, the FASB issued ASU 2016-10, "Identifying Performance Obligations and Licensing," which provides guidance in accounting for immaterial performance obligations and shipping and handling. In May 2016, the FASB issued ASU 2016-12, "Narrow-Scope Improvements and Practical Expedients," which provides clarification on assessing the collectability criterion, presentation of sales taxes, measurement date for noncash consideration and completed contracts at transition. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09 and the related amendments and early adoption of one year prior to the required effective date is permitted. The Company has not yet determined the potential effects of the adoption of ASU 2014-09, ASU 2015-14, ASU 2016-08, ASU 2016-10, and ASU 2016-12 on its Consolidated Financial Statements.

In April 2015, the FASB issued ASU 2015-03, "Simplifying the Presentation of Debt Issuance Costs," which requires that debt issue costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the amount of the debt liability, consistent with debt discounts and premiums. Amortization of such costs is still reported as interest expense. ASU 2015-03 is effective for fiscal years, and interim periods therein, beginning after December 15, 2015 (fiscal year 2017 for the Company), but early adoption is allowed. In August 2015, the FASB issued ASU 2015-15, "Presentation and Subsequent Measurement of Debt Issue Costs Associated with Line-of-Credit Arrangements." ASU 2015-15 supplements the requirements of ASU 2015-03 by allowing an entity to defer and present debt issue costs related to a line of credit arrangement as an asset and subsequently amortize the deferred costs ratably over the term of the line of credit arrangement. The Company had unamortized debt issue costs of $1,988 and $2,756 at November 30, 2016 and November 30, 2015, respectively. The Company will adopt the new guidance in the first quarter of fiscal 2017. Upon adoption, long-term debt issuance costs will be reclassified from other long-term assets to long-term debt on the Consolidated Balance Sheets.

In July 2015, the FASB issued ASU 2015-11, "Simplifying the Measurement of Inventory." Topic 330, Inventory, currently requires an entity to measure inventory at the lower of cost or market, with market value represented by replacement cost, net realizable value or net realizable value less a normal profit margin. The amendments in ASU 2015-11 requires an entity to measure inventory at the lower of cost or net realizable value. ASU 2015-11 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2016 (fiscal year 2018 for the Company). The Company does not expect the adoption of this guidance to have a material impact on its Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, "Leases," which amends leasing guidance by requiring companies to recognize a right-of-use asset and a lease liability for all operating and capital (finance) leases with lease terms of greater than twelve months. The lease liability will be equal to the present value of lease payments. The lease asset will be based on the lease liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will continue to be classified as operating or capital (finance), with lease expense in both cases calculated substantially the same as under the prior leasing guidance. The updated guidance is effective for interim and annual periods beginning after December 15, 2018 (fiscal year 2020 for the Company), and early adoption is permitted. The Company has not yet determined the potential effects of the adoption of ASU 2016-02 on its Consolidated Financial Statements.

In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting," which simplifies the accounting for share-based payment transactions, including accounting for income taxes, forfeitures, and classification in the statement of cash flows. ASU 2016-09 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2016 (fiscal year 2018 for the Company). The Company has not yet determined the potential effects of the adoption of ASU 2016-09 on its Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, "Measurement of Credit Losses on Financial Statements," which requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2019 (fiscal year 2021 for the Company). The Company has not yet determined the potential effects of the adoption of ASU 2016-13 on its Consolidated Financial Statements.

In August 2016, the FASB issued ASU 2016-15, "Classification of Certain Cash Receipts and Cash Payments," which aims to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. Subsequently, in November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows (Topic 230), Restricted Cash, a consensus of the FASB Emerging Issues Task Force," which clarifies the guidance on the cash flow classification and presentation of changes in restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash or restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flow. ASU 2016-15 and ASU 2016-18 are effective for annual reporting periods, and interim periods therein, beginning after December 15, 2017 (fiscal year 2019 for the Company) The Company does not expect the adoption of ASU 2016-15 or ASU 2016-18 to have a material impact on its Consolidated Financial Statements.

In October 2016, the FASB issued ASU 2016-16, "Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory," which requires companies to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. ASU 2016-16 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2017 (fiscal year 2019 for the Company). The Company has not yet determined the potential effects of the adoption of ASU 2016-16 on its Consolidated Financial Statements.

B.    BUSINESS ACQUISITIONS, INVESTMENTS AND REDEEMABLE NONCONTROLLING INTERESTS

Business Acquisitions

FibeRio

On March 7, 2016, the Company acquired certain assets of FibeRio Technology Corporation (“FibeRio”), a technology company focused on the research, development and commercialization of performance fabric and filtration media, for a purchase price of approximately $11,918 consisting of $8,031 in cash and $3,887 in contingent earn-out liability. The assets of FibeRio were acquired primarily to expand the Company's capabilities in filtration media research and product development. Goodwill recorded in connection with the acquisition, which is deductible for tax purposes, represents the estimated future value of such opportunities. The assets acquired and the activities of FibeRio have been merged into the Company's Innovation Center, located near the Company's headquarters in Franklin, Tennessee, which supports the Company's global growth and innovation activities including research and development.

A contingent liability, ranging from $1,250 up to $17,000, for a potential earn-out payment to the former owners, based on sales of products generated by or through processes utilizing FibeRio's technology during the five years subsequent to the acquisition date, was initially recorded in Other long-term liabilities in the Consolidated Balance Sheet at its acquisition-date estimated fair value of $3,887. At November 30, 2016 the estimated fair value of the potential earn-out payments was adjusted to $3,732 based upon the most current earn-out projections as a reduction of Selling and administrative expenses.

An allocation of the purchase price to the assets acquired was made based on available information and incorporated management’s best estimates. Assets acquired in the transaction were recorded at their estimated acquisition date fair values, consisting primarily of $5,000 of in-process research and development, $3,023 of machinery and equipment, and $3,895 of goodwill.

TDC

On January 29, 2016, the Company acquired certain assets of TDC Filter Manufacturing, Inc. (“TDC”), a manufacturer and supplier of pleated filter bags, dust collection cartridges and gas turbine air filters, for a purchase price of approximately $11,268. The assets of TDC were acquired primarily to expand the Company’s product line and distribution channels within its target industrial air filtration markets. Goodwill recorded in connection with the acquisition, which is deductible for tax purposes, represents the estimated future value of such opportunities. The operations of TDC have been merged into the Company's CLARCOR Industrial Air business, headquartered in Overland Park, Kansas, which is part of the Company's Industrial/Environmental Filtration segment.

An allocation of the purchase price to the assets acquired was made based on available information and incorporated management’s best estimates. Assets acquired in the transaction were recorded at their estimated acquisition-date fair values, consisting primarily of $3,200 of customer relationships, $2,400 of inventory, $1,926 of machinery and equipment, and $3,604 of goodwill.

Filter Resources

On December 17, 2014, the Company acquired 100% of the outstanding shares of Filter Resources, Inc., Filtration, Inc. and Fabrication Specialties, Inc. (collectively, "Filter Resources"). The purchase price for Filter Resources was approximately $21,861, which the Company funded with borrowings under the Company's revolving credit facility. The Company assumed long-term debt of the business of $1,250, which was immediately repaid in connection with the closing.

Filter Resources has operating facilities located in the Texas gulf coast and Louisiana region, with approximately 75 total employees. The business is engaged in the manufacture and distribution of filtration products for petrochemical, refinery, pipeline and other industrial applications. The operations of Filter Resources have been merged into the Company's PECOFacet group of companies, headquartered in Mineral Wells, Texas. Its results are included as a part of the Company's Industrial/Environmental Filtration segment from the date of acquisition.

A contingent liability for a potential earn-out payment to the former owners, based on adjusted earnings from certain capital projects, was initially recorded at its acquisition-date estimated fair value of $1,154 and was being accreted to its face value of $1,350 ratably through the conclusion of the earn-out period in 2016. The earn-out period expired in 2016 with a final earn-out payment of $6 which was paid in September 2016. The reduction to the contingent liability was offset as a reduction of Selling and administrative expenses and Interest expense in the Consolidated Statements of Earnings. There is no remaining contingent liability included in Accrued liabilities in the Consolidated Balance Sheet at November 30, 2016.

An allocation of the purchase price to the assets acquired and liabilities assumed was made based on available information and incorporated management's best estimates. Assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition-date fair values, while transaction costs associated with the acquisition were expensed as incurred. The allocation of the purchase price to assets acquired and liabilities assumed was finalized as of November 30, 2015. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition of Filter Resources:

Accounts receivable	$3,180
Inventories	2,042
Other current assets	118
Property, plant and equipment	574
Goodwill	11,938
Intangible assets	10,880
Total assets acquired	28,732
Current liabilities	2,670
Noncurrent liabilities	4,201
Net assets acquired	$21,861

Filter Resources was acquired primarily to expand the Company's access to petrochemical and refinery customers, particularly in the U.S. gulf coast region. Goodwill of $11,938 recorded in connection with the acquisition, which is not deductible for tax purposes, represents the estimated value of such future opportunities. A summary of the intangible assets acquired is shown in the following table:

	Estimated	Weighted average	Amortization
Identifiable intangible assets	Value	Useful life	Method
Customer relationships	$10,800	15 years	Straight-line
Trademarks	80	1 year	Straight-line
	$10,880

Net sales and operating profit attributable to Filter Resources for 2016 were $23,205 and $3,466, respectively, and from December 17, 2014 (the date of the closing of the acquisition) through November 30, 2015 were $19,666 and $1,898, respectively.

CLARCOR Engine Mobile Solutions

On May 1, 2014, the Company acquired Stanadyne Corporation's diesel fuel filtration business (the “Stanadyne Business”) through the acquisition of the stock of Stanadyne Holdings, Inc. The business, which now operates as “CLARCOR Engine Mobile Solutions,” is a leading supplier of original equipment and replacement fuel filtration products, primarily for heavy-duty diesel engines used in off-road, agricultural and construction equipment applications.

CLARCOR Engine Mobile Solutions has approximately 200 employees and is headquartered in East Hartford, Connecticut, with manufacturing operations in Washington, North Carolina. Its results are included as part of the Company’s Engine/Mobile Filtration segment from the date of acquisition. The purchase price paid was approximately $327,719 in cash, which the Company funded with cash on hand, a $315,000 term loan and $10,000 borrowed under the Company’s revolving credit facility (see Note J).

An allocation of the purchase price to the assets acquired and liabilities assumed was made based on available information and incorporated management’s best estimates. Assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition date fair values, while transaction costs associated with the acquisition were expensed as incurred. During the quarter ended May 30, 2015, the Company completed the allocation of the purchase price to the assets acquired and liabilities assumed and, as a result, retrospectively adjusted the valuation of certain assets and liabilities with a corresponding adjustment to goodwill as of the acquisition date. The retrospective adjustments were approximately $7,378 in aggregate and primarily related to updated deferred tax attributes based on the completion of the pre-acquisition tax return filings of the Stanadyne Business.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition of CLARCOR Engine Mobile Solutions:

Accounts receivable	$19,098
Inventories	7,257
Deferred income taxes	4,445
Property, plant and equipment	10,176
Goodwill	187,611
Intangible assets	146,430
Total assets acquired	375,017
Current liabilities	9,105
Other noncurrent liabilities	2,000
Deferred income taxes	36,193
Net assets acquired	$327,719

The Stanadyne Business was acquired to significantly increase CLARCOR’s presence in the design, manufacture and supply of original equipment diesel fuel filtration products and the related original equipment services aftermarket, while also providing enhanced scale and market presence to support growth for CLARCOR’s other Engine/Mobile Filtration businesses — including the heavy-duty fuel, oil, hydraulic and air filtration products manufactured and marketed by Baldwin Filters — through original equipment customers and services channels. Goodwill of $187,611 recorded in connection with the acquisition, which is not deductible for tax purposes, represents the estimated value of such future opportunities. A summary of the intangible assets acquired is shown in the following table:

	Estimated	Weighted average	Amortization
Identifiable intangible assets	Value	Useful life	Method
Customer relationships	$135,250	13 years	Straight-line
Developed technology	11,000	10 years	Straight-line
Trademarks	180	Indefinite	Not amortized
	$146,430

Net sales and operating profit attributable to CLARCOR Engine Mobile Solutions for the years ended November 30, 2016, November 30, 2015 and November 30, 2014 were as follows:

	2016	2015	2014
Net sales	$78,012	$88,255	$65,701
Operating profit	14,335	17,659	11,604

CLARCOR Industrial Air

On December 16, 2013, the Company acquired the Air Filtration business of General Electric Company’s (“GE”) Power and Water division through the acquisition of certain assets and the assumption of certain liabilities, as well as the acquisition of the stock of a subsidiary of GE. The business, which now operates as “CLARCOR Industrial Air”, was acquired to significantly increase the Company’s presence in air inlet filtration products for natural gas turbines and to expand the Company’s product offerings, technologies and customer base in industrial air filtration. CLARCOR Industrial Air is headquartered in Overland Park, Kansas, with manufacturing operations in Missouri and the United Kingdom. Its results are included as part of the Company’s Industrial/Environmental Filtration segment from the date of acquisition. The purchase price paid was approximately $260,312 in cash (cash to GE of $263,758, net of $3,446 cash acquired), which the Company funded with cash on hand, a $100,000 term loan and $50,000 of cash borrowed under the Company’s revolving credit facility (see Note J).

CLARCOR Industrial Air operates primarily in three markets — gas turbine filtration, industrial air filtration, and specialty membranes. In gas turbine filtration, CLARCOR Industrial Air designs high performance inlet filter houses and designs andmanufacturers replacement filter elements for gas turbines used in a wide range of applications, including on-shore power generation plants, on-shore and off-shore oil and gas platforms and pipelines, distributed power generation and commercial and military marine applications. In industrial air filtration, CLARCOR Industrial Air designs and manufactures high performance filter elements for use in a variety of industries, sold to a wide range of customers under various trade names. The specialty membrane business designs and manufactures high performance membranes for apparel and microfiltration.

An allocation of the purchase price to the assets acquired and liabilities assumed was made based on available information and incorporated management’s best estimates. Assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition date fair values, while transaction costs associated with the acquisition were expensed as incurred. The allocation of the purchase price to the assets acquired and liabilities assumed was finalized as of February 28, 2015.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition of CLARCOR Industrial Air:

Accounts receivable	$34,453
Inventories	41,884
Other current assets	837
Property, plant and equipment	22,903
Goodwill	74,324
Intangible assets	133,020
Total assets acquired	307,421
Total liabilities	47,109
Net assets acquired	$260,312

The Company believes the CLARCOR Industrial Air business provides it with a strong platform in the gas turbine filtration market from which to grow, both with respect to first-fit applications as well as the aftermarket, and a broad line of products, in-depth customer knowledge and service capabilities with which to grow in various industrial air filtration markets. Goodwill of $74,324 recorded in connection with the CLARCOR Industrial Air acquisition, which is deductible for tax purposes, represents the estimated value of such future opportunities. A summary of the intangible assets acquired, weighted-average useful lives and amortization methods is shown in the following table:

	Estimated	Weighted average	Amortization
Identifiable intangible assets	Value	Useful life	Method
Customer relationships	$77,300	13 years	Straight-line
Trade names	35,100	Indefinite	Not amortized
Developed technology	19,900	13 years	Straight-line
Backlog	670	Less than 1 Year	Accelerated
GE Transitional Trademark License	50	Less than 1 Year	Accelerated
	$133,020

Net sales and operating profit attributable to CLARCOR Industrial Air for the years ended November 30, 2016, November 30, 2015 and November 30, 2014 were as follows:

	2016	2015	2014
Net sales	$194,302	$208,036	$226,709
Operating profit	27,213	18,995	13,984

Unaudited Pro Forma Results for CLARCOR giving effect to the acquisitions of CLARCOR Engine Mobile Solutions and CLARCOR Industrial Air

The following unaudited pro forma information for the twelve month period ended November 30, 2014 presents the combined results of operations of CLARCOR, CLARCOR Industrial Air and CLARCOR Engine Mobile Solutions as if both acquisitions had been completed on the first day of fiscal 2013. The pro forma information is presented for informational purposes only and does not purport to be indicative of the results of operations or future results that would have been achieved if the acquisitions and related borrowings had taken place at the beginning of fiscal 2013. The pro forma information combines the historical results of CLARCOR with the historical results of CLARCOR Industrial Air and CLARCOR Engine Mobile Solutions for the period presented.

Prior to acquisition by CLARCOR, the business now operated as CLARCOR Industrial Air was a wholly-owned business of GE’s Power and Water division, and the business now operated as CLARCOR Engine Mobile Solutions was a wholly-owned business of Stanadyne Corporation. As such, neither business was a stand-alone entity for financial reporting purposes. Accordingly, the historical operating results of CLARCOR Industrial Air and CLARCOR Engine Mobile Solutions may not be indicative of the results that might have been achieved, historically or in the future, if CLARCOR Industrial Air and CLARCOR Engine Mobile Solutions had been stand-alone entities.

The unaudited pro forma results for the twelve months ended November 30, 2014 include adjustments to amortization charges for acquired intangible assets, depreciation expense, interest expense and transaction costs incurred, as well as adjustments to cost of sales related to the step-up of inventory to estimated acquisition-date fair values, other income and related tax effects. The unaudited pro forma results do not give effect to any synergies, operating efficiencies or cost savings that may result from these acquisitions. These pro forma amounts are based on an allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed. The pro forma amounts include the Company’s determination of purchase accounting adjustments based on available information and certain assumptions that the Company believes are reasonable.

	Twelve Months Ended November 30, 2014
	CLARCOR Inc. As reported	CLARCOR Engine Mobile Solutions		CLARCOR Industrial Air		CLARCOR Inc. Pro forma
Net sales	$1,512,854	$46,837		$15,422		$1,575,113
Operating profit	210,428	17,677	(a)	8,814	(b)	236,919
Net earnings attributable to CLARCOR	144,084	10,485		6,551		161,120
Diluted earnings per share	$2.83	$0.21		$0.13		$3.17

(a)
Includes adjustments to remove transaction costs of $3,035 and cost of sales related to the step-up of inventory to its estimated acquisition-date fair value of $1,368, which have been pushed back to the twelve months ended November 30, 2013 for pro forma presentation. Also includes adjustments to intangible asset amortization, depreciation expense and interest expense.

(b)
Includes adjustments to remove transaction costs of $2,089 and cost of sales related to the step-up of inventory to its estimated acquisition-date fair value of $4,342, which have been pushed back to the twelve months ended November 30, 2013 for pro forma presentation. Also includes adjustments to intangible asset amortization, depreciation expense and interest expense.

Bekaert Business

On December 3, 2013, the Company acquired from NV Bekaert SA 100% of the outstanding shares of Bekaert Advanced Filtration SA (Belgium), 100% of the outstanding shares of PT Bekaert Advanced Filtration (Indonesia) and certain other assets in India, China and the U.S. (collectively, the “Bekaert Business”). The purchase price was approximately $7,297 in cash (net of cash acquired), which the Company paid with cash on hand.

The Bekaert Business has approximately 170 employees, and manufacturing facilities located in Belgium and Indonesia, as well as sales personnel in North and South America. The business is engaged in the manufacture and supply of engineered metal filters and systems used primarily in the polymer and plastics industry. The Bekaert Business was acquired to expand the Company’s technical capabilities, improve the Company's product offerings and help the Company continue to grow in Europe and in Asia. The business has been merged into the Company’s Purolator Advanced Filtration Group, headquartered in Greensboro, North Carolina. Its results are included as part of the Company’s Industrial/Environmental Filtration segment from the date of acquisition.

An allocation of the purchase price to the assets acquired and liabilities assumed was made based on available information and incorporated management’s best estimates. Assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition date fair values, while transaction costs associated with the acquisition were expensed as incurred. The allocation of the purchase price to the assets acquired and liabilities assumed was finalized as of February 28, 2015. Acquired finite-lived intangible assets of $2,057 were recorded in connection with the purchase. The $2,815 excess of the fair value of the identifiable assets acquired and liabilities assumed over the purchase price was recorded as a bargain purchase gain and is included in “Other, net” income in the Consolidated Statements of Earnings for the year ended November 30, 2014. Prior to recording this gain, the Company reassessed its identification of assets acquired and liabilities assumed, including the use of independent valuation experts to assist the Company in appraising the personal property, real property and intangible assets acquired. The Company believes there were several factors that contributed to this transaction resulting in a bargain purchase gain, including the business falling outside of NV Bekaert SA’s core activities and historical losses incurred by the business.

Net sales and operating loss attributable to the Bekaert Business for the years ended November 30, 2016, November 30, 2015 and November 30, 2014 were as follows:

	2016	2015	2014
Net sales	$12,522	$11,824	$13,926
Operating profit (loss)	714	(387)	(21)

Investments

The Company owns 30.0% of BioProcess H2O LLC (“BPH”), a Rhode Island-based manufacturer of industrial waste water and water reuse filtration systems, with an original cost of $4,000.  The Company applies the equity method of accounting for this investment, under which the carrying value is adjusted each period to recognize the Company's share of the earnings or losses of BPH. Such adjustments are determined based on the Company's percentage of ownership, as well as the receipt of any dividends, and are included in Other, net income in the Consolidated Statements of Earnings. During the years ended November 30, 2016, 2015, and 2014 the Company did not make any additional investments in BPH or receive any dividends from BPH. Based on operating losses at BPH and other factors, including negative developments with respect to BioProcess Algae LLC as described below, during the three month period ended August 29, 2015 the Company determined that an other-than-temporary decrease in the value of its investment in BPH had occurred, and recorded an impairment charge of $2,720, included in Other, net in the Consolidated Statement of Earnings for the year ended November 30, 2015, reflecting the expected lack of recoverability of this investment.  The investment has a carrying amount of $0 at both November 30, 2016 and 2015.

The Company also owns 2.9% of BioProcess Algae LLC (“Algae”), a Delaware-based company developing technology to grow and harvest algae which can be used to consume carbon dioxide and also be used as a renewable energy source.  The Company applies the cost method of accounting for this investment, under which the Company recognizes dividends as income when received and reviews the cost basis of the investment for impairment if factors indicate that a decrease in value of the investment may have occurred. During the years ended November 30, 2016, 2015 and 2014, the Company invested an additional $0, $525 and $1,073, respectively, in Algae. The Company did not receive any dividends from Algae during the years ended November 30, 2016, 2015, and 2014. Based on business developments at Algae during the three months ended August 29, 2015, including a significant adverse change in the anticipated effectiveness and commercial scalability of Algae's technology platform, the Company evaluated the carrying value of the investment for impairment. The Company determined that an other-than-temporary impairment had occurred, and recorded an impairment charge of $3,802, included in Other, net in the Consolidated Statement of Earnings, for the year ended November 30, 2015, reflecting the expected lack of recoverability of this investment. The Company also wrote-off $207 of amounts due from Algae during 2015. The investment has a carrying amount of $0 at both November 30, 2016 and November 30, 2015.

Redeemable Noncontrolling Interests

In March 2007, the Company acquired an 80% ownership share in Sinfa SA ("SINFA"), a manufacturer of automotive and heavy-duty engine filters based in Casablanca, Morocco, which is included in the Engine/Mobile Filtration segment.  As part of the purchase agreement, the Company and the noncontrolling owners each had the option to require the purchase of the remaining 20% ownership share by the Company after December 31, 2012.  During the three month period ended May 30, 2015, the Company exercised its option and acquired the remaining 20% ownership share for approximately $1,239, following which SINFA became a wholly-owned subsidiary.  The difference between the amount paid and the carrying value of the noncontrolling interest was recorded to Retained earnings in the Consolidated Balance Sheet.

C.    DISPOSITION OF J.L. CLARK

On June 27, 2015, the Company sold 100% of the outstanding shares of J.L. Clark, Inc. ("J.L. Clark") to CC Industries, Inc. ("CCI"), an affiliate of Chicago-based Henry Crown and Company, for $45,232 in cash (cash from CCI of $47,848 at closing, net of $745 cash divested and a post-closing adjustment of $1,871 related to the amount of working capital as of the closing date, as provided in the purchase agreement). Headquartered in Rockford, Illinois and with manufacturing facilities in Rockford, Illinois and Lancaster, Pennsylvania, J.L. Clark designs and manufactures specialty metal and plastic packaging for a variety of consumer products customers. Prior to its divestiture, J.L. Clark was the sole operating company within the Company's Packaging segment. The sale of J.L. Clark is consistent with the Company's strategic focus on being a global provider of filtration products, systems and services.

The Company and CCI elected to treat the transaction as a sale of the underlying business assets for income tax purposes as provided under the Internal Revenue Code. As such, the divestiture resulted in the current realization by the Company of the deferred tax assets and liabilities related to the J.L. Clark business operations. The sale resulted in a gain of $12,131 (after netting transaction-related costs of $3,187, which primarily included legal, investment advisory and other professional services costs related to the marketing and execution of the transaction) which is included in Other, net in the Consolidated Statements of Earnings for the year ended November 30, 2015.

Net sales and operating profit, which approximates earnings before income taxes, for J.L. Clark for the years ended November 30, 2016, November 30, 2015 and November 30, 2014 (which, in the case of the year ended November 30, 2015, includes the period from December 1, 2014 to June 27, 2015, the date of closing of the disposition) were as follows:

	2016	2015	2014
Net sales	$—	$40,909	$75,949
Operating profit	—	2,143	4,712

D.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment included the following assets at November 30, 2016 and 2015:

	2016	2015
Land	$9,897	$10,211
Buildings and building fixtures	166,793	163,731
Machinery and equipment	398,863	379,955
Construction in process	25,251	33,457
	600,804	587,354
Accumulated depreciation	(306,202)	(286,335)
	$294,602	$301,019

At November 30, 2016 and 2015, additions to property, plant and equipment totaling $2,646 and $3,456, respectively, were included in Accounts payable and $2,081 and $2,854, respectively, were included in Accrued liabilities.  During the years ended November 30, 2016 and 2015, additions to property, plant and equipment of $103 and $258, respectively, were acquired under capitalized leases.

E.    GOODWILL AND ACQUIRED INTANGIBLE ASSETS

The following table reconciles the activity for goodwill by segment for fiscal years 2016 and 2015.  All goodwill is stated on a gross basis, as the Company has not recorded any impairment charges against goodwill.

	Engine/Mobile Filtration	Industrial/ Environmental Filtration	Corporate	Total
November 30, 2014	$216,114	$291,058	$—	$507,172
Acquisitions	(7,377)	11,938	—	4,561
Disposals and write-offs	—	(491)	—	(491)
Currency translation adjustments	(1,200)	(3,777)	—	(4,977)
November 30, 2015	$207,537	$298,728	$—	$506,265
Acquisitions and purchase accounting adjustments	—	3,604	3,895	7,499
Currency translation adjustments	(990)	(9,866)	—	(10,856)
November 30, 2016	$206,547	$292,466	$3,895	$502,908

The Company completed an annual impairment review at each fiscal year-end and concluded there was no impairment of goodwill.  In performing the impairment reviews, the Company estimated the fair values of the reporting units using a present value method that discounted future cash flows.  Such valuations are sensitive to assumptions associated with cash flow growth, discount rates, terminal value and the aggregation of reporting unit components.  The Company further assessed the reasonableness of these estimates by considering relevant market multiples.

In the third quarter of fiscal 2015, the Company exited certain international operations related to its HVAC air filtration business, which operations had not been integrated into the Company's broader industrial air filtration business. Pursuant to this exit, the Company wrote-off $491 of related goodwill.

The following table summarizes acquired intangible assets by segment.  Other acquired intangible assets include parts manufacturer regulatory approvals, developed technology, patents and noncompete agreements.

	Engine/Mobile Filtration	Industrial/ Environmental Filtration	Corporate	Total
November 30, 2016
Indefinite Lived Intangibles:
Trademarks - indefinite lived	$783	$73,149	$—	$73,932
Other acquired intangibles, gross	—	—	5,000	5,000
Total indefinite lived intangible assets	$783	$73,149	$5,000	$78,932
Finite Lived Intangibles:
Trademarks - finite lived, gross	$274	$568	$—	$842
Accumulated amortization	(145)	(449)	—	(594)
Trademarks - finite lived, net	$129	$119	$—	$248
Customer relationships, gross	$139,381	$125,815	$—	$265,196
Accumulated amortization	(29,244)	(48,500)	—	(77,744)
Customer relationships, net	$110,137	$77,315	$—	$187,452
Other acquired intangibles, gross	$11,243	$59,832	$—	$71,075
Accumulated amortization	(3,085)	(31,721)	—	(34,806)
Other acquired intangibles, net	$8,158	$28,111	$—	$36,269
Total finite lived intangible assets, net	$118,424	$105,545	$—	$223,969
Acquired intangible assets, less accumulated amortization	$119,207	$178,694	$5,000	$302,901

	Engine/Mobile Filtration	Industrial/ Environmental Filtration	Corporate	Total
November 30, 2015
Indefinite Lived Intangibles:
Trademarks - indefinite lived	$783	$74,779	$—	$75,562
Other acquired intangibles, gross	—	—	—	—
Total indefinite lived intangible assets	$783	$74,779	$—	$75,562
Finite Lived Intangibles:
Trademarks - finite lived, gross	$274	$568	$—	$842
Accumulated amortization	(132)	(435)	—	(567)
Trademarks - finite lived, net	$142	$133	$—	$275
Customer relationships, gross	$139,476	$130,032	$—	$269,508
Accumulated amortization	(18,680)	(38,975)	—	(57,655)
Customer relationships, net	$120,796	$91,057	$—	$211,853
Other acquired intangibles, gross	$11,243	$60,565	$—	$71,808
Accumulated amortization	(1,985)	(28,358)	—	(30,343)
Other acquired intangibles, net	$9,258	$32,207	$—	$41,465
Total finite lived intangible assets, net	$130,196	$123,397	$—	$253,593
Acquired intangible assets, less accumulated amortization	$130,979	$198,176	$—	$329,155

The Company performed annual impairment tests on its indefinite-lived intangible assets at each fiscal year-end using the relief-from-royalty method to determine the fair value of its trademarks and trade names.  There was no impairment as the fair value was greater than the carrying value for these indefinite-lived intangible assets as of these dates.  In addition, the Company reassessed the useful lives and classification of identifiable finite-lived intangible assets at each year-end and determined that they continue to be appropriate.

The following tables summarize actual amortization expense for the past three fiscal years and estimated amortization expense for the next five fiscal years.

Amortization expense for the fiscal years ended:
2016	$24,580
2015	25,528
2014	20,362

Estimated amortization expense for the next five fiscal years:
2017	$24,327
2018	23,747
2019	23,528
2020	23,249
2021	23,092

F.    FAIR VALUE MEASUREMENTS

Fair Value Measurements

The Company measures certain assets and liabilities at fair value as discussed throughout the notes to its Consolidated Financial Statements.  Fair value is the exchange price that would be received for an asset or paid to transfer a liability, an exit price, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  Fair value measurements are categorized in a hierarchy based upon the observability of inputs used in valuation techniques.  Observable inputs are the highest level and reflect market data obtained from independent sources, while unobservable inputs are the lowest level and reflect internally developed market assumptions.  The Company classifies fair value measurements by the following hierarchy:

•	Level 1 – Quoted active market prices for identical assets;

•
Level 2 – Significant other observable inputs, such as quoted prices for similar (but not identical) instruments in active markets, quoted prices for identical or similar instruments in markets which are not active and model determined valuations in which all significant inputs or significant value-drivers are observable in active markets; and

•	Level 3 – Significant unobservable inputs, such as model determined valuations in which one or more significant inputs or significant value-drivers are unobservable.

Assets or liabilities that have recurring fair value measurements are shown below:

	Fair Value Measurements at Reporting Date
	Total	Level 1	Level 2	Level 3
November 30, 2016
Restricted trust, included in Other noncurrent assets
Mutual fund investments - equities	$286	$286	$—	$—
Mutual fund investments - bonds	288	288	—	—
Cash and equivalents	18	18	—	—
Total restricted trust	$592	$592	$—	$—
FibeRio contingent earn-out, included in Accrued liabilities	$3,732	$—	$—	$3,732
Foreign exchange contracts, included in Prepaid expenses and other current assets	$461	$—	$461	$—
Foreign exchange contracts, included in Accrued liabilities	$284	$—	$284	$—
November 30, 2015
Restricted trust, included in Other noncurrent assets
Mutual fund investments - equities	$352	$352	$—	$—
Mutual fund investments - bonds	363	363	—	—
Cash and equivalents	14	14	—	—
Total restricted trust	$729	$729	$—	$—
Filter Resources contingent earn-out, included in Accrued liabilities	$1,285	$—	$—	$1,285
Foreign exchange contracts, included in Prepaid expenses and other current assets	$418	$—	$418	$—
Foreign exchange contracts, included in Accrued liabilities	$40	$—	$40	$—

There were no changes in the fair value determination methods or significant assumptions used in those methods during the year ended November 30, 2016. There were no transfers between Level 1 and Level 2 and there were no transfers into or out of Level 3 during the years ended November 30, 2016 and 2015.  The Company's policy is to recognize transfers on the actual date of transfer. The restricted trust, which is used to fund certain payments for the Company’s U.S. combined nonqualified pension plans, consists of actively traded equity and bond funds.

The Company is liable for a contingent earn-out established in connection with the acquisition of FibeRio on March 7, 2016. This earn-out, which is payable to the former owners of FibeRio, was originally recorded at its estimated fair-value of $3,887, in Other long-term liabilities in the Consolidated Balance Sheet. The contingent liability for the earn-out will continue to be accounted for within Selling and administrative expenses and measured at fair value through the end of the earn-out period which ends five years from the acquisition date. The fair value measurement of the earn-out payment is based on an option pricing approach, which contains significant inputs not observed in the market and thus uses a Level 3 measurement.

The Company was liable for a contingent earn-out established in connection with the acquisition of Filter Resources on December 17, 2014. This earn-out, which was payable to the former owners of Filter Resources, was recorded at its estimated fair value of $1,285 at November 30, 2015 in Accrued liabilities in the Consolidated Balance Sheet. The contingent liability for the earn-out was accounted for and measured at fair value until the contingency was settled during the Company's fiscal year 2016 for $6. The fair value measurement of the contingent earn-out payment was based on estimated adjusted earnings from certain capital projects, which represent significant inputs not observed in the market and thus represents a Level 3 measurement.

Fair Values of Financial Instruments

The fair values of the Company’s financial instruments, which are cash and cash equivalents, restricted cash, accounts receivable, the restricted trust, derivative instruments and accounts payable and accrued liabilities, approximated the carrying values of those financial instruments at both November 30, 2016 and 2015.  An expected present value technique is used to estimate the fair value of long-term debt, using a model that discounts future principal and interest payments at interest rates available to the Company at the end of the period for similar debt of the same maturity.  A fair value estimate of $281,827 and $403,821 for long-term debt at November 30, 2016 and 2015, respectively, is based on a Level 2 measurement using the current interest rates available to the Company for debt with similar remaining maturities.  The carrying value for the long-term debt at November 30, 2016 and 2015 is $285,453 and $405,156 respectively.

See Note G for information related to the fair values of hedging instruments.

G.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company is exposed to various market risks that arise from transactions entered into in the normal course of business. The Company selectively uses derivative instruments to manage certain such risks, including market risks associated with changes in foreign currency exchange rates and changes in interest rates. The Company does not hold or issue derivatives for trading or speculative purposes. A description of each type of derivative utilized by the Company to manage risk is included below. In addition, refer to Note F for information related to the fair value measurements and valuation methods utilized by the Company for each derivative type.

The Company may elect to designate certain derivatives as hedging instruments under the accounting standards for derivatives and hedging. The Company formally documents all relationships between designated hedging instruments and hedged items as well as its risk management objective and strategy for undertaking hedge transactions.

All derivatives are recognized on the balance sheet at fair value and classified based on the instrument's maturity date. The total notional amount of derivatives outstanding at November 30, 2016 and November 30, 2015 was $30,228 and $48,797, respectively, which consists of undesignated derivative instruments to manage translational foreign exchange risk related to inter-company advances, derivatives designated as cash flow hedges to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies and derivatives designated as fair value hedges to manage the risk of changes in foreign currency exchange rates on certain firm sales commitments expected to be settled at future dates.

The following table presents the fair values of derivative instruments included within the Consolidated Balance Sheets at November 30, 2016 and 2015:

	2016	2015
Prepaid expenses and other current assets
Designated as hedging instruments:
Foreign exchange contracts	$277	$263
Unrecognized firm sales commitments	—	—
Total designated	$277	$263
Not designated as hedging instruments:
Foreign exchange contracts	184	155
Total not designated	$184	$155
Total derivatives	$461	$418
Accrued liabilities
Designated as hedging instruments:
Foreign exchange contracts	$—	$—
Unrecognized firm sales commitments	52	384
Total designated	$52	$384
Not designated as hedging instruments:
Foreign exchange contracts	284	40
Total not designated	$284	$40
Total derivatives	$336	$424

The following table presents the amounts affecting the Consolidated Statements of Earnings for the years ended November 30, 2016 and 2015:

	2016	2015
Fair value hedges
Foreign exchange contracts - Selling and administrative expenses	$(865)	$816
Unrecognized firm sales commitments - Selling and administrative expenses	979	(971)
Total designated	$114	$(155)
Not designated as hedges
Foreign exchange contracts - Selling and administrative expenses	$(658)	$24
Foreign exchange contracts - Other, net income (expense)	5,683	(854)
Total not designated	$5,025	$(830)

Fair Value Hedges

The Company is exposed to changes in foreign currency exchange rates on certain unrecognized firm sales commitments expected to be settled at future dates. The Company may use foreign currency forward contracts to manage certain such risks. The Company designates each such contract as a fair value hedge from the date the firm sales commitment and derivative contract are entered into through the date the related sale occurs, at which point the foreign currency forward contract is de-designated as a fair value hedging instrument. All realized and unrealized gains or losses on such foreign currency forward contracts are recognized in income as incurred. Changes in the fair value of the related unrecognized firm sales commitments that arise due to fluctuations in foreign currency exchange rates are also reflected in income and as an asset or liability on the Consolidated Balance Sheets.

The total notional amount of foreign currency contracts designated as fair value hedges outstanding at November 30, 2016 was $1,569. The total notional amount of foreign currency contracts designated as fair value hedges outstanding at November 30, 2015 was $5,326. The cash flows associated with the periodic settlement of the Company's fair value hedges are reflected as a component of Cash flows from operating activities in the Consolidated Statements of Cash Flows.

Cash Flow Hedges

The Company is exposed to changes in foreign currency exchange rates on certain foreign currency denominated sales. The Company enters into foreign exchange forward and option contracts to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies. These transactions are designated as cash flow hedges. Under hedge accounting, the derivative carrying amount is measured at fair value each period and any resulting gain or loss is recorded in a separate component of shareholders' equity. Differences between the derivative and the hedged item may cause changes in their fair values to not offset completely, which is referred to as ineffectiveness. When the hedged transaction occurs, these amounts are released from shareholders' equity, in order that the transaction will be reflected in earnings at the rate locked in by the derivative. The effect of the hedge is reported in the same financial statement line item as the earnings effects of the hedged transaction.

The cash flows associated with the periodic settlement of the Company's cash flow hedges are reflected as a component of Cash flows from operating activities in the Consolidated Statements of Cash Flows.

The total notional amount of foreign currency contracts designated as cash flow hedges outstanding at November 30, 2016 and November 30, 2015 was $10,248 and $0, respectively. During 2016, the Company re-classified $108 from accumulated other comprehensive income to sales within the Consolidated Statement of Earnings. The Company had no cash flow hedges during any period in 2015.

Undesignated Derivative Instruments

The Company is exposed to changes in foreign currency exchange rates on certain inter-company advances. The Company may use foreign currency forward contracts to manage certain such risks. These forward contracts are not designated as hedging instruments under the accounting standards for derivatives and hedging. These undesignated instruments are recorded at fair value as an asset or liability on the Consolidated Balance Sheets and all realized and unrealized gains or losses on such foreign currency forward contracts are recognized in Other, net income on the Consolidated Statements of Earnings as incurred. The Company intends to settle the underlying inter-company advances in cash, therefore gains and losses on translation of the inter-company advances are also recognized in Other, net on the Consolidated Statements of Earnings as incurred. The cash flows associated with the periodic settlement of the Company's undesignated derivative instruments are reflected as a component of Cash flows from operating activities in the Consolidated Statements of Cash Flows.

The total notional amount of such foreign currency contracts not designated as hedging instruments outstanding as of November 30, 2016 was $11,932. The total notional amount of such foreign currency contracts not designated as hedging instruments outstanding as of November 30, 2015 was $36,529. The Company recorded realized and unrealized gain of $5,962 on such forward currency contracts and losses of $5,217 on translation of the underlying inter-company advances during the year ended November 30, 2016 and recorded realized and unrealized losses of $854 on such forward currency contracts and losses of $179 on translation of the underlying inter-company advances during the year ended November 30, 2015.

Additionally, the total notional amount of foreign currency contracts de-designated as fair value hedges outstanding at November 30, 2016 was $6,479. The total notional amount of foreign currency contracts de-designated as fair value hedges outstanding as of November 30, 2015 was $7,212.

Counterparty credit risk

By using derivative instruments to manage certain of its risk exposures, the Company is subject, from time to time, to credit risk and market risk on such derivative instruments. Credit risk arises from the potential failure of the counterparty to perform under the terms of the derivative instrument. When the fair value of a derivative instrument is positive, the counterparty owes the Company, which creates credit risk for the Company. The Company mitigates this credit risk by entering into transactions with only creditworthy counterparties. Market risk arises from the potential adverse effects on the value of the derivative that result from changes in foreign currency exchange rates or interest rates, depending on the nature of the derivative. The Company mitigates this market risk by establishing and monitoring parameters that limit the types and degrees of market risk that may be undertaken.

H.    ACCRUED LIABILITIES

Accrued liabilities at November 30, 2016 and 2015 were as follows:

	2016	2015
Accrued salaries, wages and commissions	$21,707	$16,498
Pension and postretirement healthcare benefits liabilities	197	204
Compensated absences	8,566	8,672
Accrued insurance liabilities	8,065	9,928
Warranties	6,159	7,870
Customer deposits	15,631	25,036
Other accrued liabilities	34,569	38,202
	$94,894	$106,410

No amounts within the Other accrued liabilities amount shown above exceed 5% of total current liabilities.

In the ordinary course of business, the Company also provides routine indemnifications and other guarantees whose terms range in duration and are often not explicitly defined. The Company does not believe these will have a material impact on the results of operations or financial condition of the Company.

Warranties are recorded as a liability on the balance sheet and as charges to current expense for estimated normal warranty costs and, if applicable, for specific performance issues known to exist on products already sold.  The expenses estimated to be incurred are provided at the time of sale, or when a claim arises, and adjusted as needed, based primarily upon experience.  Changes in the Company’s warranty accrual for the years ended November 30, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
Warranty accrual at beginning of period	$7,870	$9,405	$1,599
Accruals for warranties issued during the period	2,234	2,778	2,187
Adjustments related to business acquisitions	—	100	10,946
Adjustments related to pre-existing warranties	(2,456)	(2,116)	818
Settlements made during the period	(1,153)	(1,717)	(5,872)
Other adjustments, including currency translation	(336)	(580)	(273)
Warranty accrual at end of period	$6,159	$7,870	$9,405

I.    RESTRUCTURING

The Company recorded net restructuring charges across each segment of $4,356 during the twelve months ended November 30, 2016 of which $4,315 is included in Cost of sales and $41 is included in Selling and administrative expenses in the Consolidated Statements of Earnings. In fiscal 2015, the Company recorded restructuring charges across each segment of $5,629, $1,047 of which is included in Cost of sales and $4,582 of which is included in Selling and administrative expenses in the Consolidated Statements of Earnings. The restructuring charges in 2015 consisted primarily of severance and other employee termination benefits. The restructuring expenses in 2016 consisted primarily of severance and other employee terminations benefits, facility closures costs including lease termination costs related to the exit of operating facilities, related to efforts to more closely align operating expenses with the Company’s long-term strategic initiatives and macroeconomic business conditions, and other upfront costs in connection with cost reduction initiatives. Substantially all of these costs are expected to be settled in cash. Approximately $2,453 of the restructuring charges are included in Accrued liabilities in the Consolidated Balance Sheet at November 30, 2016, all of which are expected to be paid out in 2017. Approximately $4,042 of the restructuring charges are included in Accrued liabilities in the Consolidated Balance Sheet at November 30, 2015, substantially all of which were paid out in 2016.

J.    LONG-TERM DEBT

Long-term debt at November 30, 2016 and 2015 consisted of the following:

	2016	2015
Credit Facility:
Revolving Credit Facility	$85,000	$197,000
Term Loans	192,500	200,000
Industrial Revenue Bonds, at weighted average interest rates of 0.64% and 0.30%, respectively, at November 30, 2016 and 2015	7,410	7,410
Other long-term debt	543	746
Total long-term debt	$285,453	$405,156
Current portion of long-term debt	$17,700	$7,788
Long-term debt, less current portion	$267,753	$397,368

On April 5, 2012, the Company entered into a five-year multicurrency revolving credit agreement with a group of financial institutions. The Company subsequently entered into credit agreement amendments on November 22, 2013 and on May 1, 2014 to add a term loan facility to the revolving credit agreement, and later to increase the size of the term loan facility. On November 2, 2015 the Company entered into an amended and restated credit facility, under which the Company may borrow up to $700,000 under a senior credit facility comprised of a $500,000 multicurrency revolving credit facility (the "Revolving Credit Facility") and $200,000 of term loans (the "Term Loans" and together with the Revolving Credit Facility the "Credit Facility"). The Revolving Credit Facility includes a $50,000 swing-line sub-facility, as well as an accordion feature that will allow the Company to increase the Revolving Credit Facility by a total of up to $100,000, subject to securing additional commitments from existing lenders or new lending institutions. At the Company's election, borrowings under the Revolving Credit Facility and Term Loans bear interest at either (1) a defined base rate, which varies with the highest of the defined prime rate, a specified margin over the federal funds rate, or a specified margin over the London Interbank Offered Rate ("LIBOR"), provided that the defined base rate shall not be less than zero percent, or (2) LIBOR plus an applicable margin determined with reference to the Company's consolidated leverage ratio. Swing line borrowings bear interest at the defined base rate plus an applicable margin. Commitment fees and letter of credit fees are also payable under the Credit Facility. Borrowings under the Credit Facility are unsecured, but are guaranteed by substantially all of the Company's material domestic subsidiaries. The amended and restated credit agreement also contains certain covenants customary to such agreements, including covenants that place limits on the Company's ability to incur additional debt, require the Company to maintain minimum levels of interest coverage, and restrict certain changes in ownership, as well as customary events of default. The principal balance outstanding under the Revolving Credit Facility is payable in full at maturity on November 1, 2020. Principal is payable in respect of the Term Loans in quarterly installments based on specified percentages of the initial principal amount of the Term Loans, and the entire outstanding principal balance of the Term Loans is payable in full at maturity on November 1, 2020.

At November 30, 2016, there was $192,500 of outstanding Term Loans with a weighted average interest rate of approximately 1.73%, there was $85,000 outstanding on the Revolving Credit Facility, and the Company had a remaining borrowing capacity of $407,590. The Credit Facility includes a $50,000 letter of credit sub-facility, against which $7,410 and $7,521 in letters of credit had been issued at November 30, 2016 and 2015, respectively.

As of November 30, 2016 and 2015, industrial revenue bonds issued by the Company include $7,410 issued in cooperation with the Campbellsville-Taylor County Industrial Development Authority (Kentucky) due May 1, 2031. The interest rates on these bonds are reset weekly.

Principal maturities of long-term debt as of November 30, 2016 and for the next five fiscal years ending November 30 are as follows:

2017	$17,700
2018	20,122
2019	20,079
2020	220,061
2021	9
Thereafter	7,482
$285,453

K.    LEASES

The Company has various lease agreements for offices, warehouses, manufacturing plants and equipment that expire on various dates through December 2034.  Some of these lease agreements contain renewal options and provide for payment of property taxes, utilities and certain other expenses. The following table summarizes rent expense for the past three fiscal years and commitments for minimum rentals under noncancelable leases having initial or remaining terms in excess of one year at November 30, 2016.

Rent expense for the years ended:
2016	$20,436
2015	20,482
2014	20,251

Future minimum rentals under noncancelable leases:
2017	$12,944
2018	8,828
2019	7,192
2020	4,395
2021	3,125
Thereafter	6,112

L.    PENSION AND OTHER POSTRETIREMENT PLANS

The Company has defined benefit pension plans and a postretirement healthcare benefit plan covering certain current and retired employees.  The Company has frozen participation in its defined benefit plans and postretirement healthcare benefit plan.  For one of the plans, certain current plan participants continue to accrue benefits in the plan, while other current participants do not accrue future benefits under the plan but participate in the Company's defined contribution plan which offers an increased Company match.

The Company’s policy is to contribute to its qualified U.S. and non-U.S. pension plans at least the minimum amount required by applicable laws and regulations, to contribute to the U.S. combined nonqualified plans when required for benefit payments, and to contribute to the postretirement healthcare benefit plan an amount equal to the benefit payments.  The Company, from time to time, makes voluntary contributions in excess of the minimum amount required as economic conditions warrant.  During 2016, 2015 and 2014, the Company made no voluntary contributions to its qualified U.S. pension plans. The Company expects to contribute $0 to its U.S. qualified plans, $157 to its U.S. combined nonqualified plans, $318 to its non-U.S. plan and $39 to its postretirement healthcare benefit plan to pay benefits during 2017.

The projected benefit obligation ("PBO"), accumulated benefit obligation (“ABO”) and fair value of plan assets for qualified pension plans with PBOs and ABOs in excess of plan assets were $196,898, $193,373 and $162,231, respectively, at November 30, 2016.

The U.S. combined nonqualified plans are unfunded; therefore, there are no plan assets. However, the Company had funded $592 and $729 at November 30, 2016 and 2015, respectively, into a restricted trust for its U.S. combined nonqualified plans, see Note F.  This trust is included in Other noncurrent assets in the Consolidated Balance Sheets.  The PBO and ABO for the U.S. combined nonqualified plans were $2,000 and $1,884, at November 30, 2016, respectively.

A discount rate is used to calculate the present value of the PBO.  The Company’s objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled on the measurement date, taking into account the nature and duration of the benefit obligations of the plan.  In making this estimate, the Company looks at rates of return on high-quality fixed-income investments currently available and expected to be available during the period to maturity of the benefits.  This process includes looking at the bonds available on the measurement date with a quality rating of Aa or better.  Similar appropriate benchmarks are used to determine the discount rate for the non-U.S. plan.  The difference in the discount rates between the qualified, the nonqualified and the other postretirement plans is due to different expectations as to the period of time in which plan members will participate in the various plans.  In general, higher discount rates correspond to longer expected participation periods.  The assumptions for the discount rate, rate of compensation increase and expected rate of return and the asset allocations related to the non-U.S. plan are not materially different than for the U.S. qualified plans.

The rate of compensation increase represents the long-term assumption for expected increases in salaries among continuing active participants accruing benefits in the pay-related plans.  The Company considers the impact of profit-sharing payments, merit increases and promotions in setting the salary increase assumption as well as possible future inflation increases and its impact on salaries paid to plan participants at the locations where the Company conducts operations.

As is discussed further in Note C, on June 27, 2015 the Company disposed of J.L. Clark. This disposal resulted in a significant reduction in expected future service of J.L. Clark employees that participated in the Company's qualified U.S. pension plan. The resulting curtailment and re-measurement of the assets and liabilities of the Company's qualified U.S. pension plan as of the date of disposal resulted in a reduction of the projected benefit obligation and pension liability of approximately $3,988, recorded through Accumulated other comprehensive loss.

The following tables show reconciliations of the changes in benefit obligations and plan assets for our pension plans and other postretirement benefits plan as of November 30, 2016 and 2015.  The accrued pension benefit obligation includes an unfunded benefit obligation of $2,000 and $2,041 as of November 30, 2016 and 2015, respectively, related to the Company’s U.S. combined nonqualified plans.

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016	2015
Change in benefit obligation
Benefit obligation at beginning of year	$195,516	$204,982	$341	$397
Currency translation	(1,711)	(450)	—	—
Service cost	1,481	1,905	—	—
Interest cost	6,197	7,676	8	12
Plan participants' contributions	15	18	—	—
Curtailment	—	(2,193)	—	—
Actuarial (gains) losses	5,915	(8,209)	(64)	(78)
Benefits paid	(8,514)	(8,213)	(38)	(180)
Retiree contributions	—	—	47	190
Benefit obligation at end of year	$198,899	$195,516	$294	$341

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016	2015
Change in plan assets
Fair value of plan assets at beginning of year	$164,488	$172,280	$—	$—
Currency translation	(1,656)	(428)	—	—
Actual return on plan assets	7,621	343	—	—
Employer contributions	277	488	38	180
Plan participants' contributions	15	18	—	—
Benefits paid	(8,514)	(8,213)	(38)	(180)
Fair value of plan assets at end of year	$162,231	$164,488	$—	$—
Funded status	$(36,668)	$(31,028)	$(294)	$(341)
Accumulated benefit obligation at end of year	$195,257	$191,849	n/a	n/a
Assumptions:
Discount rate - benefit obligations - qualified plans	3.80%	4.00%	3.25%	3.25%
Discount rate - service cost - qualified plans	3.47%	4.00%	n/a	3.25%
Discount rate - interest cost - qualified plans	3.23%	4.00%	2.53%	3.25%
Discount rate - benefit obligations - nonqualified plans	3.38%	3.25%	n/a	n/a
Discount rate - service cost - nonqualified plans	2.32%	3.25%	n/a	n/a
Discount rate - interest cost - nonqualified plans	2.67%	3.25%	n/a	n/a
Rate of compensation increase - qualified plans	4.00%	4.00%	n/a	n/a
Rate of compensation increase - nonqualified plans	4.00%	4.00%	n/a	n/a
Measurement date	11/30/2016	11/30/2015	11/30/2016	11/30/2015

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016	2015
Amounts recognized in the Consolidated Balance Sheets as of November 30
Accounts payable and accrued liabilities	$(157)	$(159)	$(40)	$(47)
Long-term pension and postretirement healthcare benefits liabilities	(36,511)	(30,869)	(254)	(294)
Funded status	$(36,668)	$(31,028)	$(294)	$(341)
Accumulated other comprehensive loss, pre-tax	$62,974	$58,137	$(1,060)	$(1,214)
Amounts recognized in Accumulated Other Comprehensive Loss, as of November 30
Unrecognized net actuarial loss (gain)	$62,974	$58,136	$(832)	$(864)
Unrecognized net prior service credit	—	1	(228)	(350)
Accumulated other comprehensive loss, pre-tax	62,974	58,137	(1,060)	(1,214)
Deferred taxes	(23,127)	(21,380)	364	423
Accumulated other comprehensive loss, after-tax	$39,847	$36,757	$(696)	$(791)

The amounts affecting Accumulated other comprehensive loss for the years ended November 30, 2016 and 2015 are as follows:

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016	2015
Amortization of prior service (cost) credit, net of tax of $0, $(2) and $(42), $(43), respectively	$(1)	$—	$81	$79
Amortization of actuarial (losses) gains, net of tax of $1,401, $1,351 and $(32), $(30), respectively	(2,485)	(2,324)	62	57
Current year actuarial losses (gains), net of tax of $(3,159), $(1,081) and $21, $27, respectively	5,498	1,827	(40)	(51)
Curtailment gain, net of tax of $0, $797 and $0, $0, respectively	—	(1,396)	—	—
Effect of change in deferred tax rate	41	150	(8)	(6)
Total	$3,053	$(1,743)	$95	$79

The target allocation of invested assets for the U.S. plans is 40% equity securities and 60% debt securities.  The target allocation is based on the Company’s desire to maximize total return, considering the long-term funding objectives of the pension plans, but may change in the future.  Plan assets are diversified to achieve a balance between risk and return.  The Company does not invest plan assets in private equity funds or hedge funds.  The Company’s expected long-term rate of return considers historical returns on plan assets as well as future expectation given the current and target asset allocation and current economic conditions with input from investment managers and actuaries.  The expected rate of return on plan assets is designed to be a long-term assumption that may be subject to considerable year-to-year variance from actual returns.

As of the November 30 measurement dates, the fair values of actual pension asset allocations were as follows:

	2016	2015
Equity securities	41.7%	40.3%
Fixed income securities	57.9%	59.2%
Cash and cash equivalents	0.4%	0.5%
	100.0%	100.0%

The accounting guidance on fair value measurements specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques (Level 1, 2 and 3).  See Note F for a discussion of the fair value hierarchy.  The following table summarizes the fair value of the pension plans’ assets.

	Fair Value Measurements at Reporting Date
	Total	Level 1	Level 2	Level 3
November 30, 2016
U.S. equity securities funds	$37,600	$37,600	$—	$—
Non-U.S. equity securities funds	30,055	30,055	—	—
Fixed income securities funds	93,949	93,949	—	—
Cash and equivalents funds	627	627	—	—
Fair value of plan assets	$162,231	$162,231	$—	$—

	Fair Value Measurements at Reporting Date
	Total	Level 1	Level 2	Level 3
November 30, 2015
U.S. equity securities funds	$45,744	$45,744	$—	$—
Non-U.S. equity securities funds	20,466	20,466	—	—
Fixed income securities funds	97,373	97,373	—	—
Cash and equivalents funds	625	625	—	—
Total	$164,208	$164,208	$—	$—
Other items to reconcile to fair value of plan assets	280
Fair value of plan assets	$164,488

U.S. equity securities funds consist primarily of large cap and small cap U.S. companies.  Non-U.S. equity securities funds consist primarily of equities of non-U.S. developed markets.  Fixed income securities funds consist primarily of bonds such as governmental agencies, investment grade credit, commercial mortgage backed, residential mortgage backed and asset backed.  Funds that are traded on a national exchange are categorized as Level 1.

Other items to reconcile to fair value of plan assets are the net of interest receivable, amounts due for securities sold, amounts payable for securities purchased and interest payable.

The Company had no Level 2 or Level 3 assets for the years ended November 30, 2016 and 2015, respectively.

The components of net periodic benefit cost for pensions are shown below.  Net periodic benefit cost is based on assumptions determined at the prior year-end measurement date.  Increases in the liability due to changes in plan benefits are recognized in the net periodic benefit costs through straight-line amortization over the average remaining service period of employees expected to receive benefits.

	Pension Benefits
	2016	2015	2014
Components of net periodic benefit cost
Service cost	$1,481	$1,905	$1,990
Interest cost	6,197	7,676	7,704
Expected return on plan assets	(10,326)	(11,567)	(11,306)
Settlement costs	—	—	—
Curtailment	—	1	—
Amortization of unrecognized:
Prior service cost	1	(4)	(10)
Net actuarial loss	3,817	3,676	2,884
Net periodic benefit cost	$1,170	$1,687	$1,262
Assumptions:
Discount rate - benefit obligations - qualified plans	3.97%	3.75%	4.50%
Discount rate - service cost - qualified plans	3.64%	3.75%	4.50%
Discount rate - interest cost - qualified plans	3.28%	3.75%	4.50%
Discount rate - benefit obligations - nonqualified plans	3.36%	3.00%	3.25%
Discount rate - service cost - nonqualified plans	2.49%	3.00%	3.25%
Discount rate - interest cost - nonqualified plans	2.59%	3.00%	3.25%
Expected return on plan assets	6.50%	7.00%	7.50%
Rate of compensation increase - qualified plans	4.00%	4.00%	4.00%
Rate of compensation increase - nonqualified plans	4.00%	4.00%	4.00%
Measurement date - qualified plans	11/30/2015	11/30/2014	11/30/2013
Measurement date - nonqualified plans	11/30/2015	11/30/2014	11/30/2013

For the determination of 2017 expense, the Company changed its assumptions as follows: (a) decreased the long-term expected return on assets for its qualified plans to 5.50%, (b) decreased the discount rates on its qualified plans, (c) left the rate of compensation increase unchanged, and (d) continued using mortality assumptions reflective of the 2014 Society of Actuaries ("SOA") mortality study, updated to reflect the SOA's latest projection scale, more specifically the RP 2014 blend with MP-2016 mortality improvement scale.  For its U.S. combined nonqualified plans, the Company increased the discount rate and left the rate of compensation increase unchanged.

The changes in the fair value of plan assets, plan liabilities and in the assumptions will result in a net increase in fiscal year 2017 expense of approximately $1,952 for the qualified U.S. pension plans. The Company also expects a net increase of approximately $7 for the U.S. combined nonqualified plans in fiscal year 2017.

The postretirement obligations represent a fixed dollar amount per retiree.  The Company has the right to modify or terminate these benefits.  The participants will assume substantially all future healthcare benefit cost increases, and future increases in healthcare costs will not increase the postretirement benefit obligation or cost to the Company.  Therefore, the Company has not assumed any annual rate of increase in the per capita cost of covered healthcare benefits for future years.  The Company discontinued the prescription drug benefit portion of its plan effective January 31, 2006.

The components of net periodic benefit income for postretirement healthcare benefits are shown below.

	Other Postretirement Benefits
	2016	2015	2014
Components of net periodic benefit income
Interest cost	$8	$12	$10
Amortization of unrecognized:
Prior service cost	(123)	(122)	(122)
Net actuarial gain	(94)	(87)	(147)
Net periodic benefit income	$(209)	$(197)	$(259)
Assumptions:
Discount rate - benefit obligations	3.29%	3.25%	3.00%
Discount rate - service cost	n/a	n/a	n/a
Discount rate - interest cost	2.41%	3.25%	3.00%
Measurement date	11/30/2015	11/30/2014	11/30/2013

The Company froze participation in the postretirement healthcare plan to eligible retirees effective January 1, 2007.  As a result, unrecognized prior service costs of $1,708 are being amortized over the average remaining years of service for active plan participants.  The Company expects to decrease its discount rate assumption at 3.25% in 2017 for its other postretirement benefits plan, which will not significantly affect the fiscal year 2017 expense.

The estimated amounts that will be amortized from Accumulated other comprehensive loss at November 30, 2016 into net periodic benefit cost, pre-tax, in fiscal year 2017 are as follows:

	Pension Benefits	Other Postretirement Benefits
Prior service credit	$—	$(123)
Actuarial loss (gain)	4,325	(96)
Total	$4,325	$(219)

The expected cash benefit payments from the plans for the next ten fiscal years are as follows:

	Pension Benefits	Other Postretirement Benefits
2017	$8,941	$39
2018	9,272	36
2019	9,610	32
2020	9,987	29
2021	11,128	26
2022-2026	59,972	95

The Company also sponsors various defined contribution plans that provide employees with an opportunity to accumulate funds for their retirement.  The Company may match, at its discretion, the contributions of participating employees in the respective plans.  The Company recognized expense related to these plans for the past three fiscal years as follows:

2016	$7,563
2015	7,171
2014	7,945

M.    INCOME TAXES

The following is a reconciliation of the beginning and ending amount of gross unrecognized tax benefits for uncertain tax positions, including positions which impact only the timing of tax benefits for the years ended November 30, 2016, 2015 and 2014.

	2016	2015	2014
Unrecognized tax benefits at December 1,	$3,859	$2,487	$2,155
Additions for current period tax positions	571	388	465
Additions related to acquired tax positions	—	1,052	—
Additions for prior period tax positions	—	321	40
Reductions for prior period tax positions	—	—	—
Reductions for lapse of statute of limitations/settlements	(420)	(401)	(240)
Changes in interest and penalties	64	12	67
Unrecognized tax benefits at November 30,	$4,074	$3,859	$2,487

At November 30, 2016 and 2015, the amount of unrecognized tax benefit, that would impact the effective tax rate if recognized, was $3,117 and $2,797, respectively.  As of November 30, 2016 and 2015, the Company had $323 and $281, respectively, accrued for the payment of interest and penalties.

The Company believes it is reasonably possible that the total amount of unrecognized tax benefits as of November 30, 2016, will decrease by $286 over the next twelve months as a result of expected settlements with taxing authorities or the lapse of the statute of limitations in certain jurisdictions.  Due to the various jurisdictions in which the Company files tax returns and the uncertainty regarding the timing of settlements it is possible that there could be other significant changes in the amount of unrecognized tax benefits in fiscal year 2017; however, the amount cannot be estimated.

The Company is regularly audited by federal, state and foreign tax authorities.  The Company's Federal tax returns for fiscal years 2013 and later remain open to examination by the Internal Revenue Service.  With few exceptions, the Company is no longer subject to income tax examinations by state or foreign tax jurisdictions for fiscal years 2011 and earlier.

The provision for income taxes consisted of:

	2016	2015	2014
Current:
Federal	$34,323	$51,116	$56,764
State	4,070	5,515	4,760
Foreign	9,780	10,209	10,112
Deferred:
Federal	11,965	(1,923)	(4,102)
State	(1,283)	(1,051)	(359)
Foreign	3,361	(814)	205
	$62,216	$63,052	$67,380

Earnings before income taxes and noncontrolling interests included the following components:

	2016	2015	2014
Domestic income	$151,921	$160,287	$166,101
Foreign income	49,685	37,678	45,462
	$201,606	$197,965	$211,563

The provision for income taxes resulted in effective tax rates that differ from the statutory federal income tax rates.  The reasons for these differences are as follows:

	Percent of Pre-Tax Earnings
	2016	2015	2014
Statutory U.S. tax rates	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	0.7	1.3	1.3
Tax credits	(1.0)	(0.7)	(0.2)
Foreign taxes at different rates, net of credits	(2.4)	(1.9)	(2.3)
Domestic production activities deduction	(2.1)	(2.8)	(2.7)
Other, net	0.7	1.0	0.7
	30.9%	31.9%	31.8%

Our effective tax rate in 2016 was 30.9% compared with 31.9% in 2015. This decrease was primarily driven by a change in assertion on the permanent reinvestment of foreign earnings in the current year as well as the favorable impact of the renewed research and development tax credit during the current year, partially offset by the non-deductibility of certain transaction costs related to the pending Parker-Hannifin transaction.

The components of the net deferred tax liability as of November 30, 2016 and 2015 were as follows:

	2016	2015	2014
Deferred tax assets:
Deferred compensation	$8,335	$11,294	$9,074
Loss carryforward and tax credit items	22,834	30,507	19,620
Accounts receivable	6,245	7,842	6,538
Inventories	6,397	6,390	5,484
Pensions	11,604	9,619	10,019
Accrued liabilities and other	6,665	7,427	6,999
Valuation allowance	(10,497)	(10,855)	(1,268)
Total deferred tax assets, net	51,583	62,224	56,466
Deferred tax liabilities:
Percentage of completion	(524)	(1,866)	(740)
Plant assets	(28,845)	(22,615)	(24,818)
Goodwill and acquired intangible assets	(93,907)	(98,713)	(97,179)
Other deferred tax liabilities	(297)	(287)	(230)
Total deferred tax liabilities	(123,573)	(123,481)	(122,967)
Deferred tax liability, net	$(71,990)	$(61,257)	$(66,501)

The Company acquired approximately $70,220 of federal net operating loss carryforwards and $2,365 of general business credit carryforwards with the acquisition of the Stanadyne Business on May 1, 2014. The utilization of the acquired federal loss carryforwards is subject to annual limitations of approximately $21,000 based on restrictions under Section 382 of the Internal Revenue Code. As such, the Company has approximately $16,151 of federal loss carryforwards and all of the federal credit carryforwards remaining as of November 30, 2016, which will expire in 2031 through 2033. The Company also acquired approximately $26,685 of capital loss carryforwards, of which $25,071 are remaining as of November 30, 2016 and which are subject to a full valuation allowance as the Company does not anticipate that such carryforwards will be utilized prior to their expiration in 2018.

The remaining balance of deferred tax asset for loss carryforwards and tax credits available as of November 30, 2016 consists of U.S. foreign tax credit carryforwards as well as foreign and state loss and credit carryforward amounts, of which $2,268 expires in 2017 through 2029 and $3,802 may be carried over indefinitely.

The Company decreased the valuation allowance by $358 in 2016 and increased the valuation allowance by $9,587 in 2015 and by $166 in 2014. The decrease during the current year reflects partial utilization of federal capital loss carryforwards, partially offset by the generation of foreign loss carryforwards that are not expected to be utilized. This net decrease during 2016 was all recorded through income tax expense during the year.  The valuation allowance increase in 2015 was primarily generated by the capital loss carryforwards acquired and finalized from the pre-acquisition filings of the Stanadyne Business. As such, $9,340 of the increase in the valuation allowance in 2015 was recorded as part of the finalization of purchase accounting for the Stanadyne business, with the remainder of the change in valuation allowance during 2015 recorded through income tax expense. The valuation allowance reflects the estimated amount of deferred tax assets due to federal capital loss carryforwards, foreign net operating losses and other foreign and state temporary differences that may not be realized.  The Company expects to realize the remaining deferred tax assets through the reversal of taxable temporary differences and future earnings.

The Company repatriated $23,100, $26, and $17, respectively, of accumulated foreign earnings in 2016, 2015, and 2014. In June of 2016, management reversed its permanent reinvestment assertion with respect to the amount of foreign earnings that have already been subject to U.S. tax under the Subpart F rules of the Internal Revenue Code. This reconsideration was based on a number of factors, including the receipt of foreign withholding tax exemptions based on legal entity restructuring that the Company had undertaken in the prior year, the potential impact that recently finalized debt-equity tax regulations in the U.S. may have on the ability to repatriate earnings in the future, and consideration of the uncertainty with respect to the volatility of foreign currencies, particularly with the vote by the United Kingdom to leave the European Union. Based on this analysis, the Company repatriated $23,100 of previously taxed foreign earnings during the current year and has approximately $4,500 of previously taxed earnings remaining in foreign jurisdictions which may be repatriated in the future. The change in assertion for these foreign earnings resulted in a tax benefit of approximately $1,176 that was recorded in 2016 based on the cumulative foreign exchange movement for these earnings in prior periods. All current and future tax impacts of foreign exchange adjustments to these earnings will be recorded as a cumulative translation adjustment on an ongoing basis.

The Company continues to reinvest its remaining foreign earnings that have not been subject to US taxation in overseas operations for an indefinite duration and utilizes such earnings for continued growth and expansion in existing or new markets. As such, the Company has not provided deferred taxes on unremitted foreign earnings from certain foreign affiliates of approximately $227,805 that are intended to be indefinitely reinvested to finance operations and expansion outside the United States.  If such earnings were distributed beyond the amount for which taxes have been provided, foreign tax credits could offset in part any incremental U.S. tax liability.  Determination of the unrecognized deferred taxes related to these undistributed earnings is not practicable.

N.    CONTINGENCIES

Legal Contingencies

From time to time, the Company is subject to lawsuits, investigations and disputes (some of which involve substantial claimed amounts) arising out of the conduct of its business, including matters relating to commercial transactions, product liability, intellectual property and other matters.  Certain significant items included in these other matters are discussed below.  The Company believes recorded reserves in its Consolidated Financial Statements are adequate in light of the probable and reasonably estimable outcomes of the items discussed below and other applicable matters.  Any recorded liabilities were not material to the Company’s financial position, results of operation or liquidity for the periods presented, and the Company does not currently believe that any pending claims or litigation, including those identified below, will materially affect its financial position, results of operation or liquidity.

TransWeb/3M

On May 21, 2010, 3M Company and 3M Innovative Properties (“3M”) brought a lawsuit against TransWeb, LLC ("TransWeb") in the United States District Court for the District of Minnesota, alleging that certain TransWeb products infringe multiple claims of certain 3M patents. Shortly after receiving service of process in this litigation, TransWeb filed its own complaint against 3M in the United States District Court for the District of New Jersey, seeking a declaratory judgment that the asserted patents are invalid and that the products in question do not infringe. 3M withdrew its Minnesota action, and the parties litigated the matter in New Jersey. The litigation in question was filed and underway before the Company acquired TransWeb in December 2010, but the Company assumed the risk of this litigation as a result of the acquisition.

During the litigation TransWeb sought judgment that (i) the asserted 3M patents are invalid, the TransWeb products in question do not infringe, and the 3M patents are unenforceable due to inequitable conduct by 3M in obtaining the patents, and (ii) 3M violated U.S. federal antitrust laws under theories of Walker Process fraud and sham litigation. Following a 2012 trial in which a six-member jury unanimously found in TransWeb's favor on all counts other than sham litigation, on April 21, 2014 the U.S. District Court for the District of New Jersey issued a ruling in favor of TransWeb and awarded TransWeb approximately $26,147 in damages.

3M timely exercised its automatic right to appeal the District Court's judgment to the U.S. Court of Appeals for the Federal
Circuit. On February 10, 2016, the Court of Appeals issued a unanimous decision upholding the lower court's rulings in all respects. Following this ruling, on March 7, 2016, 3M agreed to pay TransWeb $27,250 in full and final satisfaction of the judgment and applicable interest and to forgo any further rights of appeal, and TransWeb and the Company agreed not to seek any further recoveries from 3M with respect to this matter. 3M made the required payment on March 9, 2016, and the parties jointly filed a stipulated satisfaction of judgment with the District Court on March 14, 2016, concluding this matter. The Company recorded the payment in Other, net in the Consolidated Statements of Earnings.

Other

The Company is party to various proceedings relating to environmental issues. The U.S. Environmental Protection Agency and/or other responsible state agencies have designated the Company as a potentially responsible party, along with other companies, in remedial activities for the cleanup of waste sites under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly referred to as the federal Superfund statute). Although it is not certain what future environmental claims, if any, may be asserted in connection with these known environmental matters, the Company currently believes that its potential liability for known environmental matters is not material and that it has adequately reserved for any probable and reasonably estimable liabilities based on the information available to the Company. However, environmental and related remediation costs are difficult to quantify for a number of reasons, including the number of parties involved, the difficulty in determining the nature and extent of the contamination at issue, the length of time remediation may require, the complexity of the environmental regulation, the continuing advancement of remediation technology, and the potential imposition of joint and several liability on each potentially responsible party for the cleanup.

In addition to the matters cited above, the Company is involved in legal actions arising in the normal course of business.  The Company records provisions with respect to identified claims or lawsuits when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Claims and lawsuits are reviewed quarterly and provisions are taken or adjusted to reflect the status of a particular matter.

Other Contingencies

In the event of a change in control of the Company, including in connection with the pending Parker-Hannifin transaction, termination benefits are likely to be required for certain executive officers and other employees. The range of the termination benefits could vary significantly and thus are not estimable.

O.    INCENTIVE PLANS AND STOCK-BASED COMPENSATION

On March 25, 2014, the shareholders of CLARCOR approved the 2014 Incentive Plan, which replaced the 2009 Incentive Plan.  The 2014 Incentive Plan allows the Company to grant stock options, restricted stock unit awards, restricted stock awards, performance awards and other awards to officers, directors and key employees of up to 6,600,000 shares during a ten-year period that ends in 2024.  Upon share option exercise or restricted stock unit award conversion, the Company issues new shares unless treasury shares are available.

Stock Options

Nonqualified stock options are granted at exercise prices equal to the market price of CLARCOR common stock at the date of grant, which is the date the Company’s Board of Directors approves the grant and the participants receive it.  The Company’s Board of Directors determines the vesting requirements for stock options at the time of grant and may accelerate vesting.  In general, options granted to key employees vest 25% per year beginning at the end of the first year; therefore, they become fully exercisable at the end of four years.  Vesting may be accelerated in the event of retirement, disability or death of a participant or change in control of the Company.  Options granted to non-employee directors vest immediately.  Beginning in 2013, stock-based compensation for the Company's Board of Directors has been in the form of restricted stock, rather than stock options. All options expire ten years from the date of grant unless otherwise terminated.

The following table summarizes information related to stock options and stock option exercises during the years ended November 30, 2016, 2015 and 2014.

	2016	2015	2014
Pre-tax compensation expense	$3,317	$5,588	$5,025
Deferred tax benefits	(1,202)	(1,955)	(1,834)
Excess tax benefits associated with tax deductions over the amount of compensation expense recognized in the consolidated financial statements	2,006	1,032	2,668
Fair value of options granted	2,144	3,213	5,186
Total intrinsic value of options exercised	13,687	4,328	9,696
Cash received upon exercise of options	32,850	6,608	10,738
Addition to capital in excess of par value due to exercise of stock options	34,080	7,464	13,084

The following table summarizes activity with respect to nonqualified stock options granted by the Company and includes options granted under the 2014, 2009, 2004 and 1994 Incentive Plans.

	2016		2015		2014
	Options Granted under Incentive Plans	Weighted Average Exercise Price	Options Granted under Incentive Plans	Weighted Average Exercise Price	Options Granted under Incentive Plans	Weighted Average Exercise Price
Outstanding at beginning of year	2,422,538	$48.46	2,310,720	$45.71	2,208,314	$40.76
Granted	296,500	$46.45	314,000	$63.09	450,700	$61.49
Exercised	(782,237)	$42.34	(179,071)	$37.99	(322,473)	$33.30
Surrendered	(59,998)	$53.94	(23,111)	$53.09	(25,821)	$52.47
Outstanding at end of year	1,876,803	$50.52	2,422,538	$48.46	2,310,720	$45.71
Exercisable at end of year	1,191,300	$48.39	1,584,513	$43.44	1,409,359	$40.70

At November 30, 2016, there was $2,041 of unrecognized compensation cost related to nonvested option awards which the Company expects to recognize over a weighted-average period of 2.25 years.

The following table summarizes information about the Company’s outstanding and exercisable options at November 30, 2016.

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Life in Years	Number	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Life in Years
$25.31 - $36.48	202,382	$32.64	$10,084	2.22	202,382	$32.64	$10,084	2.22
$42.86 - $49.91	1,009,775	$46.38	36,432	6.41	663,362	$46.47	23,876	5.28
$55.01 - $63.22	664,646	$62.26	13,423	7.51	325,556	$62.11	6,624	7.41
	1,876,803	$50.52	$59,939	6.35	1,191,300	$48.39	$40,584	5.34

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions by grant year.

	2016	2015	2014
Weighted average fair value per option at the date of grant for options granted	$7.23	$10.23	$11.51
Risk-free interest rate	1.46%	1.31%	1.55%
Expected dividend yield	1.89%	1.27%	1.10%
Expected volatility factor	20.40%	19.50%	21.38%
Expected option term in years	5.00	5.00	5.00

The expected option term in years selected for options granted during each period presented represents the period of time that the options are expected to be outstanding based on historical data of option holder exercise and termination behavior.  Expected volatilities are based upon historical volatility of the Company’s monthly stock closing prices over a period equal to the expected life of each option grant.  The risk-free interest rate is selected based on yields from U.S. Treasury zero-coupon issues with a remaining term approximately equal to the expected term of the options being valued.  Expected dividend yield is based on the estimated dividend yield determined on the date of issuance.

Restricted Stock Unit Awards

The Company’s restricted stock  unit awards are considered nonvested share awards.  The restricted stock unit awards require no payment from the employee.  Compensation cost is recorded based on the market price of the stock on the grant date and is recorded equally over the vesting period (generally four years).  During the vesting period, officers and key employees receive cash compensation equal to the amount of dividends declared on common shares they would have been entitled to receive had the shares been issued.  Upon vesting, employees may elect to defer receipt of their shares.  There were 8,873 and 14,520 shares which were vested and deferred at November 30, 2016 and 2015.

The following table summarizes information related to restricted stock unit awards during the years ended November 30, 2016, 2015 and 2014.

	2016	2015	2014
Pre-tax compensation expense	$1,969	$2,530	$1,373
Deferred tax benefits	(714)	(885)	(501)
Excess tax (expense) benefit associated with tax deductions (under) over the amount of compensation expense recognized in the consolidated financial statements	(109)	215	101
Fair value of restricted stock unit awards on date of grant	2,954	3,208	1,524
Fair value of restricted stock unit awards vested	1,696	1,530	893

The following table summarizes the restricted stock unit awards.

	2016		2015		2014
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	71,592	$60.09	51,012	$53.12	48,044	$45.18
Granted	63,605	$46.45	50,740	$63.22	24,808	$61.42
Vested	(29,428)	$57.62	(28,704)	$53.30	(20,156)	$44.29
Surrendered	(4,993)	$54.76	(1,456)	$58.84	(1,684)	$54.36
Nonvested at end of year	100,776	$52.47	71,592	$60.09	51,012	$53.12

As of November 30, 2016, there was $2,670 of total unrecognized compensation cost related to restricted stock unit awards that the Company expects to recognize over a weighted-average period of 2.80 years.

Restricted Stock Unit Awards with Performance Conditions

In 2015, performance awards were issued to officers and certain key employees as an incentive to achieve revenue growth and operating profit margin goals over a three-year period. The awards are in the form of restricted stock units, which vest at the end of the three-year period if the specified sales growth and operating profit margin goals are achieved. These restricted stock unit awards are considered nonvested share awards. The restricted stock unit awards require no payment from the employee. Fair value of the restricted stock units is determined based on the market price of the stock on the grant date. Compensation cost is recorded equally over the three-year period in which the stock units are earned, based on a periodic determination of the probable performance outcome. There were no vested shares at November 30, 2016, 2015 or 2014, respectively.

The following table summarizes information related to restricted stock unit awards with performance conditions during the years ended November 30, 2016, 2015 and 2014.

	2016	2015	2014
Pre-tax compensation expense	$—	$—	$—
Deferred tax benefits	—	—	—
Excess tax (expense) benefit associated with tax deductions (under) over the amount of compensation expense recognized in the consolidated financial statements	—	—	—
Fair value of restricted stock unit awards on date of grant	—	5,857	—
Fair value of restricted stock unit awards vested	—	—	—

The following table summarizes the restricted stock unit awards with performance conditions.

	2016		2015		2014
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Nonvested at beginning of year	92,650	$63.22	—	$—	—	$—
Granted	—	$—	92,650	$63.22	—	$—
Vested	—	$—	—	$—	—	$—
Surrendered	(15,579)	$63.22	—	$—	—	$—
Nonvested at end of year	77,071	$63.22	92,650	$63.22	—	$—

At November 30, 2016, there was $4,872 of total unrecognized compensation cost related to restricted stock unit awards with performance conditions. The Company does not currently expect to recognize any of this compensation cost, based on the probable performance outcome.

Directors' Restricted Stock Compensation

The incentive plans provide for grants of shares of common stock to all non-employee directors for annual incentive awards, and for grants of shares of common stock to all non-employee directors equal to a one-year annual retainer in lieu of cash at the directors’ option. The directors’ rights to the shares vest immediately on the date of grant; however, shares issued on annual retainer fees cannot be sold for a six-month period from the date of grant.  The following table summarizes information related to directors' stock compensation during the years ended November 30, 2016, 2015 and 2014.

	2016	2015	2014
Pre-tax compensation expense	$1,221	$975	$880
Shares of Company common stock issued under the plans	21,306	15,261	15,400

Employee Stock Purchase Plan

The Company sponsors an employee stock purchase plan which allows employees to purchase stock at a discount of 5%.  Effective January 1, 2006, the plan was amended to be in compliance with safe harbor rules so that the plan is not compensatory, and no expense is recognized related to the plan.  The Company issued stock under this plan with fair value upon issuance as follows during the years ended November 30, 2016, 2015 and 2014.

	2016	2015	2014
Company stock issued under the plan	$1,225	$1,498	$1,338

P.    EARNINGS PER SHARE AND STOCK REPURCHASE ACTIVITY

The Company calculates basic earnings per share by dividing net earnings by the weighted average number of shares outstanding.  Diluted earnings per share reflects the impact of outstanding stock options, restricted stock and other stock-based arrangements.  The FASB has issued guidance requiring unvested share-based payment awards containing nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) be considered participating securities and included in the computation of earnings per share pursuant to the two-class method.  The Company’s unvested restricted stock unit awards discussed in Note O qualify as participating securities under this guidance.  However, the unvested restricted stock unit awards do not materially impact the calculation of basic or diluted earnings per share; therefore, the Company does not present the two-class method computation.

The following table provides a reconciliation of the denominators utilized in the calculation of basic and diluted earnings per share:

	2016	2015	2014
Weighted average number of shares outstanding	48,690,560	49,981,118	50,405,549
Dilutive effect of stock-based arrangements	369,198	448,336	465,700
Weighted average number of diluted shares outstanding	49,059,758	50,429,454	50,871,249
Net earnings attributable to CLARCOR Inc.	$139,266	$134,704	$144,084
Net earnings per common share attributable to CLARCOR Inc. - Basic	$2.86	$2.70	$2.86
Net earnings per common share attributable to CLARCOR Inc. - Diluted	$2.84	$2.67	$2.83

The following table provides additional information regarding the calculation of earnings per share and stock repurchase activity.

	2016	2015	2014
Number of antidilutive options with exercise prices greater than the average market price excluded from the computation of dilutive earnings per share	728,352	733,413	441,033
Common stock repurchased and retired pursuant to the Company's stock repurchase program	$73,901	$70,777	$32,822
Number of shares repurchased and retired pursuant to the Company's stock repurchase program	1,385,401	1,331,941	535,703

On June 27, 2016, upon the expiry of the previous three-year repurchase program, the Company’s Board of Directors authorized a $250 million stock repurchase program of our common stock in the open market and through private transactions over a three-year period. Pursuant to the new authorization, the Company may purchase shares from time to time in the open market or through privately negotiated transactions through June 30, 2019.  The Company has no obligation to repurchase shares under the authorization, and the timing, actual number and values of shares to be purchased will depend on the Company’s stock price, general economic and market conditions and other factors (including the pending Parker-Hannifin transaction and the restrictions set forth in the Parker-Hannifin merger agreement).  The Company had remaining authorization of approximately $219,338 to repurchase shares as of November 30, 2016, under its current stock program.

Q.    SEGMENT INFORMATION

Based on the economic characteristics of the Company’s business activities, the nature of products, customers and markets served and the performance evaluation by management and the Company’s Board of Directors, the Company has identified three reportable segments for the periods presented herein: Engine/Mobile Filtration, Industrial/Environmental Filtration and, formerly, Packaging.

The Engine/Mobile Filtration segment manufactures and markets a complete line of filters used in the filtration of oils, air, fuel, coolant, hydraulic and transmission fluids in both domestic and international markets.  The Engine/Mobile Filtration segment provides filters for certain types of transportation equipment including automobiles, heavy-duty and light trucks, buses and locomotives, marine and mining equipment, industrial equipment and heavy-duty construction and agricultural equipment.  The products are sold to aftermarket distributors, original equipment manufacturers and dealer networks, private label accounts and directly to truck service centers and large national accounts.

The Industrial/Environmental Filtration segment manufactures and markets a complete line of filters, cartridges, dust collectors, filtration systems, engineered filtration products and technologies used in the filtration of air and industrial fluid processes in both domestic and international markets.  The filters and filter systems are used in commercial and industrial buildings, hospitals, manufacturing processes, pharmaceutical processes, clean rooms, airports, shipyards, refineries and other oil and natural gas facilities, power generation plants, petrochemical plants, residences and various other infrastructures.  The products are sold to commercial and industrial distributors, original equipment manufacturers and dealer networks, private label accounts, retailers and directly to large national accounts.

Prior to the Company's disposition of J.L. Clark on June 27, 2015, the Packaging segment manufactured and marketed consumer and industrial packaging products including custom-designed plastic and metal containers and closures and lithographed metal sheets in both domestic and international markets. Refer to Note C for a discussion of the disposition of the Company's Packaging segment.

Net sales represent sales to unaffiliated customers.  Intersegment sales were not material.  No single customer accounted for 10% or more of the Company’s consolidated sales for the years ended November 30, 2016, 2015 and 2014.  Unallocated amounts within Other income (expense), net consist of interest expense, interest income and other non-operating income and expense items.  Assets are those assets used in each business segment.  Corporate assets consist of cash, deferred income taxes, corporate facility and equipment and various other assets that are not specific to an operating segment.  Corporate depreciation and amortization is allocated to the reportable operating segments. The Company operates as a consolidated entity, including cooperation between segments, cost allocating and sharing of certain assets.  As such, the Company makes no representation, that if operated on a standalone basis, these segments would report net sales, operating profit and other financial data reflected below.

The following tables provide segment data for the years ended November 30, 2016, 2015 and 2014:

	2016	2015	2014
Net sales:
Engine/Mobile Filtration	$586,029	$605,474	$603,805
Industrial/Environmental Filtration	803,544	834,643	833,100
Packaging	—	40,909	75,949
	$1,389,573	$1,481,026	$1,512,854
Operating profit:
Engine/Mobile Filtration	$103,056	$108,259	$122,365
Industrial/Environmental Filtration	77,832	87,545	83,351
Packaging	—	2,143	4,712
	180,888	197,947	210,428
Other income (expense), net	20,718	18	1,135
Earnings before income taxes	$201,606	$197,965	$211,563

	2016	2015	2014
Identifiable assets:
Engine/Mobile Filtration	$734,834	$771,120	$781,204
Industrial/Environmental Filtration	947,409	1,028,793	1,022,996
Packaging	—	—	41,817
Corporate	56,849	18,543	42,752
	$1,739,092	$1,818,456	$1,888,769
Additions to property, plant and equipment:
Engine/Mobile Filtration	$9,610	$33,374	$46,496
Industrial/Environmental Filtration	8,933	14,024	20,215
Packaging	—	300	1,989
Corporate	16,219	18,861	4,884
	$34,762	$66,559	$73,584
Depreciation and amortization:
Engine/Mobile Filtration	$25,821	$24,349	$18,170
Industrial/Environmental Filtration	29,365	29,661	28,789
Packaging	—	1,418	2,438
Corporate	3,416	1,175	1,030
	$58,602	$56,603	$50,427

Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 2016, 2015 and 2014.  Net sales by geographic area are based on sales to final customers within that region.

	2016	2015	2014
Net sales:
United States	$944,256	$1,044,459	$1,027,028
Europe	152,699	152,551	165,446
Asia	144,117	130,457	146,859
Other International	148,501	153,559	173,521
	$1,389,573	$1,481,026	$1,512,854
Property, plant and equipment, at cost, less accumulated depreciation:
United States	$251,200	$251,650	$238,413
Europe	20,262	23,646	24,783
Asia	10,285	11,703	11,466
Other International	12,855	14,020	13,694
	$294,602	$301,019	$288,356

R.    SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

The following table provides unaudited quarterly data for 2016 and 2015:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2016
Net sales	$316,272	$364,968	$331,387	$376,947
Gross profit	100,901	121,861	114,401	124,736
Net earnings	21,190	53,371	35,784	29,044
Net earnings attributable to CLARCOR Inc.	21,163	53,354	35,749	29,000
Net earnings per common share attributable to CLARCOR Inc. - Basic	$0.43	$1.10	$0.73	$0.60
Net earnings per common share attributable to CLARCOR Inc. - Diluted	$0.43	$1.09	$0.73	$0.59
Dividends declared and paid per common share	$0.2200	$0.2200	$0.2200	$0.2500
2015
Net sales	$351,123	$399,799	$357,557	$372,547
Gross profit	112,975	133,610	119,755	122,289
Net earnings	26,737	38,573	36,509	33,094
Net earnings attributable to CLARCOR Inc.	26,709	38,497	36,445	33,053
Net earnings per common share attributable to CLARCOR Inc. - Basic	$0.53	$0.77	$0.73	$0.67
Net earnings per common share attributable to CLARCOR Inc. - Diluted	$0.53	$0.76	$0.72	$0.67
Dividends declared and paid per common share	$0.2000	$0.2000	$0.2000	$0.2200

Comparability between quarters is impacted by a gain on legal settlement from 3M of $27,250 in the Second Quarter of 2016 (see Note N) and a gain of approximately $12,131 related to the disposal of J.L. Clark in the Third Quarter of 2015 (see Note C).